Exhibit 10.14

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 17th day of May, 2010.

BETWEEN:

FORBES ENERGY SERVICES LTD., a company established pursuant to the laws of Bermuda (the “Corporation”)

AND:

WEST FACE LONG TERM OPPORTUNITIES LIMITED PARTNERSHIP, a limited partnership established under the laws of the Province of British Columbia (“West Face LP”)

AND:

WEST FACE LONG TERM OPPORTUNITIES (USA) LIMITED PARTNERSHIP, a limited partnership established under the laws of Delaware (“West Face USA LP”)

AND:

WEST FACE LONG TERM OPPORTUNITIES MASTER FUND L.P., a limited partnership established under the laws of the Cayman Islands (“West Face Master LP”, and together with West Face LP and West Face USA LP, the “Purchasers”)

WHEREAS:

A.	the authorized capital of the Corporation consists of 450,000,000 common shares of par value $0.01 each (“Common Shares”) of which 54,173,700 are issued and outstanding, 40,000,000 Class B shares of par value $0.01 each (the “Class B Shares”) of which 29,500,000 are issued and outstanding, and 10,000,000 preference shares of par value $0.01 each (the “Preference Shares”) of which none are issued and outstanding;

B.	the Corporation has established and created Series B Preferred Shares (as defined below) with terms set out in Schedule B hereto; and

C.	the Purchasers have agreed to subscribe for and purchase from the Corporation 580,800 Series B Preferred Shares for aggregate gross proceeds of $14,520,000 on the terms and conditions set out herein and the Corporation has agreed to accept such subscription.

NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1 – INTERPRETATION

1.01	Definitions

(1) “Act” means the Securities Act (Ontario).

(2) “Applicable Law” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the person referred to in the context in which the word is used.

(3) “Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in Toronto, Ontario, and in Houston, Texas.

(4) “Canadian Securities Laws” means, collectively, the Act and the applicable securities laws of the other provinces of Canada, other than Québec, the regulations made and the forms prescribed thereunder with all applicable published rules, instruments, policy statements and blanket orders and rulings of the Canadian securities regulatory authorities in such provinces.

(5) “Closing” has the meaning ascribed thereto in Section 5.01.

(6) “Closing Date” means May 20, 2010 or such other date as may be agreed by the parties, each acting reasonably.

(7) “Code” has the meaning ascribed thereto in Section 3.01(1)(ss).

(8) “Constating Document” means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation, the bye-laws, the partnership agreement, the limited partnership agreement or any other instrument pursuant to which an entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, and/or which governs in whole or in part such entity’s affairs, together with any amendments thereto.

(9) “Control” used as a verb means, with respect to a body corporate, the right in all circumstances, directly or indirectly, to exercise a majority of the votes which may be cast at a general meeting of the shareholders of the body corporate or the right to elect or appoint, directly or indirectly, a majority of the directors of the body corporate and, when used with respect to another person, means the actual or legal ability to control the actions of another, through family relationships, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

(10) “Continuous Disclosure Documents” means, at any time, the following continuous disclosure documents filed by the Corporation (a) pursuant to National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian securities regulatory authorities, as amended, and (b) with the United States Securities and Exchange Commission:

(i)	the Corporation’s then most recent annual information form (which is comprised of the Corporation’s Annual Report on Form 10-K);

(ii)	the Corporation’s most recently filed audited annual consolidated/combined comparative financial statements, together with the notes thereto and the auditor’s report thereon and including management’s discussion and analysis of financial condition and results of operations for the periods reported on;

(iii)	the Corporation’s unaudited interim comparative consolidated condensed financial statements, including management’s discussion and analysis of financial condition and results of operations for periods to which such financial statements relate, filed since the end of the financial year of the Corporation to which the Corporation’s then most recently filed audited annual consolidated/combined comparative financial statements relate;

(iv)	all management proxy circulars filed by the Corporation during the twelve months preceding such time; and

(v)	all material change reports filed by the Corporation since the date of its most recently filed annual information form.

(11) “Directed Selling Efforts” means “directed selling efforts” as defined in Regulation S and, without limiting the foregoing, but for greater clarity, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States of the Series B Preferred Shares, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Series B Preferred Shares.

(12) “Eligible Market” has the meaning ascribed thereto in Section 2.02(2).

(13) “Encumbrance” means any mortgage, change, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise).

(14) “Environmental Laws” has the meaning ascribed thereto in Section 3.01(1)(xx)(i).

(15) “Exchange Approval” means the written approval, or the written acceptance of the Corporation’s notice, of the proposed issuance to the Purchasers of the Common Shares upon conversion of the Series B Preferred Shares issued at the Closing Date pursuant to the terms of this Agreement along with the approval of the conditional listing of such Common Shares, given by the TSX.

(16) “Fee” has the meaning ascribed thereto in Section 2.01(2).

(17) “Forbes Subsidiaries” means, collectively, Forbes Energy Services LLC, Forbes Energy Capital Inc., C.C. Forbes, LLC, TX Energy Services, LLC, Superior Tubing Testers, LLC, Forbes Energy International, LLC, Forbes Energy Services México, S. de R.L. de C.V. and Forbes Energy Services Mexico Servicios de Personal, S. de R.L. de C.V.

(18) “Foreign Issuer” has the meaning ascribed thereto in Regulation S under the U.S. Securities Act.

(19) “Founders” has the meaning ascribed thereto in Section 4.01(1)(g).

(20) “General Solicitation” or “General Advertising” means “general solicitation” or “general advertising”, as used in Rule 502(c) under the U.S. Securities Act, including, but not limited to, advertisements, articles, notices or other communications published on the Internet or in any newspaper, magazine or similar media or broadcast over radio, television or on the Internet, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising.

(21) “Governmental Authority” means any national, central, federal, provincial, state, municipal, county or other government or regional authority, whether executive, legislative or judicial, and includes any ministry, department, commission, bureau, administrative or other agency or regulatory body or instrumentality thereof.

(22) “Incentive Compensation Plan” means the Corporation’s incentive compensation plan dated May 29, 2008, pursuant to which the Corporation has reserved for issuance 5,220,000 Common Shares.

(23) “Leased Premises” has the meaning ascribed thereto in Section 3.01(1)(ww).

(24) “material change” and “material fact” have the respective meanings ascribed thereto in the Act.

(25) “Material Adverse Effect” has the meaning ascribed thereto in Section 3.01(1)(c).

(26) “Maturity Date” means the date that is seven years after the Closing Date.

(27) “Nominating and Voting Agreement” means the nominating and voting agreement dated as of May 29, 2008, by and among the Corporation and the Founders.

(28) “Notes” has the meaning ascribed thereto in Section 3.01(1)(q).

(29) “Notice” has the meaning ascribed thereto in Section 7.07.

(30) “parties” means, collectively, the Corporation, West Face LP, West Face USA LP and West Face Master LP and “party” means any of them.

(31) “Private Placement” has the meaning ascribed thereto in Section 2.01(1).

(32) “Redemption Date” has the meaning ascribed to it in the terms of the Series B Preferred Shares set out in Schedule B hereto.

(33) “Registration Rights Agreement” means the registration rights agreement in substantially the form attached hereto as Schedule C.

(34) “Regulation D” means Regulation D under the U.S. Securities Act.

(35) “Regulation S” means Regulation S under the U.S. Securities Act.

(36) “Rights Agreement” means a rights agreement, dated as of May 19, 2008, by and between the Corporation and CIBC Mellon Trust Company, as rights agent.

(37) “Securities Laws” means, collectively, Canadian Securities Laws, U.S. Securities Laws and all other Applicable Laws regulating trading in securities.

(38) “Series B Preferred Share” means a senior convertible Preference Share in the capital of the Corporation having those terms set out in Schedule B which is convertible (in accordance with such terms) into Common Shares, initially at a rate of 36 Common Shares per Series B Preferred Share.

(39) “Shareholders’ Agreement” means the shareholders’ agreement dated as of May 29, 2008, by and among the Corporation and the Founders.

(40) “Subscription Amount” has the meaning ascribed thereto in Section 2.01(1).

(41) “Subsidiaries” means, in respect of a specified person, any person that is owned (either wholly or in part) and Controlled by such specified person.

(42) “Term Sheet” means the non-binding indicative term sheet dated April 22, 2010 between West Face Capital Inc. and the Corporation.

(43) “TSX” means the Toronto Stock Exchange.

(44) “United States” has the meaning ascribed thereto in Regulation S under the U.S. Securities Act.

(45) “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(46) “U.S. Person” has the meaning ascribed to it in Regulation S.

(47) “U.S. Securities Act” means the United States Securities Act of 1933, as amended.

(48) “U.S. Securities Laws” means, collectively, the U.S. Securities Act, the U.S. Exchange Act, the securities laws of the states of the United States, the regulations made and forms prescribed thereunder together with all applicable published rules, instruments, policy statements and blanket orders and rulings of the United States Securities and Exchange Commission.

1.02	Interpretation

(1)	For the purposes of this Agreement, except as otherwise expressly provided:

(a)	“this Agreement” means this agreement, including the Schedules hereto, and not any particular Article, Section or other subdivision hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	all references in this Agreement to a designated Article, Section or other subdivision or to a schedule are references to the designated Article, Section or other subdivision of, or schedule to, this Agreement;

(c)	the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision or schedule unless the context or subject matter otherwise requires;

(d)	the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)	unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States and, for greater certainty, “$” and “US$” mean United States dollars;

(f)	a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(g)	the singular of any term includes the plural, and vice versa, and words importing any gender include all genders, and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(h)	words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures, Governmental Authorities and other entities;

(i)	in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

(j)	all references to “approval”, “authorization” or “consent” in this Agreement mean written approval, authorization or consent.

1.03	Schedules

(1)	Attached to and forming part of this Agreement are the following Schedules:

Schedule A – Subscription Details

Schedule B – Certificate of Designation

Schedule C – Form of Registration Rights Agreement

ARTICLE 2 – PURCHASE OF SERIES B PREFERRED SHARES

2.01	Private Placement

(1) Subject to the terms and conditions contained herein, on the Closing Date, the Purchasers will subscribe for and purchase that number of Series B Preferred Shares indicated opposite each Purchaser’s name in Schedule A hereto, from the Corporation, and the Corporation will issue and sell to each Purchaser that number of Series B Preferred Shares indicated opposite each Purchaser’s name in Schedule A hereto, at an issue price of $25.00 per Series B Preferred Share, for an aggregate subscription price (the “Subscription Amount”) of $14,520,000 in cash (the “Private Placement”).

(2) In consideration of the agreement of the Purchasers to purchase the Series B Preferred Shares hereunder, the Corporation agrees to pay at the Closing Time to the Purchasers, an aggregate fee (the “Fee”) equal to 2% of the Subscription Amount, being $290,400 to be allocated among the Purchasers pro rata based on the percentages in Schedule A. Payment of the Subscription Amount for the Series B Preferred Shares by the Purchasers will be made in accordance with Section 5.03(1)(c) against payment of the Fee by the Corporation and delivery of certificates representing the Series B Preferred Shares purchased at the Closing Time.

2.02	Elections and Approvals

(1) The obligation of each of the Purchasers to purchase, and the Corporation’s obligation to issue and sell the Series B Preferred Shares is subject to Exchange Approval.

(2) The Corporation covenants and agrees with the Purchasers that it will (a) use its best commercial efforts to maintain the listing and posting for trading of the Common Shares on the TSX or a national securities exchange or automated quotation system in the U.S. (each an “Eligible Market”) and (b) maintain its status as a reporting issuer, or the equivalent thereof, not in default of the requirements of Canadian Securities Laws, for as long as the Series B Preferred Shares remain issued and outstanding.

(3) The Corporation covenants and agrees with the Purchasers that if the Corporation, in accordance with the terms of the Series B Preferred Shares set out in Schedule B hereto, elects to pay dividends on the Series B Preferred Shares in kind in the form of additional Series B Preferred Shares, then at the time of issuance of such additional Series B Preferred Shares, the Common Shares (or other securities as contemplated in the terms set out in Schedule B hereto) to be issued upon conversion of such additional Series B Preferred Shares must be listed and posted for trading on an Eligible Market.

(4) The obligation of each of the Purchasers to purchase, and the Corporation’s obligation to issue and sell the Series B Preferred Shares is subject to the election of holders of not less than 66 2/3% of Class B Shares to convert all the Class B Shares owned by such holders into Common Shares, in accordance with the Corporation’s Constating Documents, by no later than immediately prior to the time of Closing on the Closing Date. The Corporation will promptly give written notice to the Purchasers, in accordance with Section 7.07, once such election has been made.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS

3.01	Representations, Warranties and Covenants of the Corporation

(1) The Corporation makes the following representations and warranties (and where applicable, covenants) to the Purchasers:

(a)	each of the Corporation and its Subsidiaries has been duly incorporated or formed (as the case may be) and is validly existing and subsisting under the laws of its jurisdiction of incorporation or formation (as the case may be) and no proceedings have been taken or authorized by it or, to its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Corporation or any of its Subsidiaries;

(b)	each of the Corporation and its Subsidiaries has the corporate or limited liability company, respectively, power and authority to carry on its business as described in the Corporation’s Continuous Disclosure Documents and to own, lease and operate its properties and assets as described in the Corporation’s Continuous Disclosure Documents;

(c)	each of the Corporation and its Subsidiaries has conducted and is conducting and will conduct its business in compliance in all material respects with all Applicable Laws applicable to it and holds all licences, registrations and qualifications in all jurisdictions in which it carries on business which are necessary or desirable to carry on the business of each of the Corporation and its Subsidiaries as now conducted and as contemplated to be conducted in the Corporation’s Continuous Disclosure Documents (except where the failure to so conduct its business or to hold such licences, registrations or qualifications would not, individually or in the aggregate, materially and adversely affect the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries taken as a whole (a “Material Adverse Effect”)), all such licences, registrations or qualifications are valid and existing and in good standing (except where the lack of such valid or existing license would not, individually or in the aggregate, have a Material Adverse Effect) and none of such license, registrations or qualifications contain any burdensome term, provision, condition or limitation which would have a Material Adverse Effect, and the Corporation is not aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force which the Corporation anticipates the Corporation or any of its Subsidiaries will be unable to comply with without having a Material Adverse Effect;

(d)	the Corporation and its Subsidiaries are qualified to carry on business under the laws of each jurisdiction in which it presently carries on its business except where the failure to do so would not have a Material Adverse Effect;

(e)	the Corporation’s execution and delivery of this Agreement and the Registration Rights Agreement has been authorized by all necessary corporate action and the Corporation has the requisite corporate power and authority to enter into and perform its obligations under such agreements;

(f)	the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this Agreement by the Corporation or any of the transactions contemplated hereby (including in respect of the Registration Rights Agreement), does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, (i) the Corporation’s Constating Documents, (ii) any resolutions of shareholders or directors (or any committee thereof) of the Corporation, (iii) any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound, or (iv) to the Corporation’s knowledge, any Applicable Law, which default or breach might reasonably be expected to have a Material Adverse Effect or would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement;

(g)	except for the Exchange Approval and the filing of applicable post-trade filing reports, including those required under applicable United States federal and state securities laws, and insider and early warning reports with applicable securities regulatory authorities, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the Corporation in connection with the execution, delivery and performance of this Agreement by the Corporation or the consummation by the Corporation of the transactions contemplated by this Agreement;

(h)	there is not, to the Corporation’s knowledge, any order, decree, suit, action, proceeding or investigation of a court of competent jurisdiction or any Governmental Authority threatened against or affecting the Corporation, restraining, interfering with or enjoining the Corporation’s ability to perform its obligations under, or to complete any of the transactions contemplated by, this Agreement or the Registration Rights Agreement;

(i)	this Agreement has been duly executed and delivered by the Corporation and is a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws affecting the enforcement of creditors’ rights generally; by general principles of equity (whether brought in a proceeding at law or in equity); and by the fact that rights to waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law;

(j)	the Registration Rights Agreement will be duly executed and delivered by the Corporation and will be a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws affecting the enforcement of creditors’ rights generally; by general principles of equity (whether brought in a proceeding at law or in equity); and by the fact that rights to waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law;

(k)	the authorized capital of the Corporation consists of 450,000,000 Common Shares of which 54,173,700 are issued and outstanding, 40,000,000 Class B Shares of which 29,500,000 are issued and outstanding each as fully paid and non-assessable shares, and 10,000,000 Preference Shares of which none are issued and outstanding;

(l)	the currently issued and outstanding Common Shares are listed and posted for trading on the TSX and the Corporation is in compliance with all rules and policies of the TSX;

(m)	other than the Series B Preferred Shares being issued and sold by the Corporation pursuant to the terms of this Agreement, the 5,220,000 Common Shares reserved for issuance under the Incentive Compensation Plan of which 2,680,000 are issuable pursuant to the options previously granted by the Corporation thereunder, and the rights authorized under the Rights Agreement and associated with the Common Shares, no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, warrant, option or right (whether or not on condition(s)) for the purchase or other acquisition of any unissued securities of the Corporation;

(n)	none of the directors, officers or employees of the Corporation, any person who owns, directly or indirectly, more than 10% of any class of securities of the Corporation, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation which, as the case may be, has had or will have a Material Adverse Effect, except as disclosed in the Corporation’s Continuous Disclosure Documents;

(o)	other than as contemplated in Section 2.01(2) of this Agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, underwriter’s or agent’s commission or other similar forms of compensation with respect to the transactions contemplated hereby;

(p)	other than the Forbes Subsidiaries, the Corporation has no Subsidiaries, it is not “affiliated” with or a “holding corporation” of any other body corporate nor is it or any of its Subsidiaries a partner of any partnership or limited partnerships or a party to any joint ventures;

(q)	the Corporation owns, directly or indirectly, all of the issued and outstanding shares or membership interests, as the case may be, of each of the Forbes Subsidiaries, all of the issued and outstanding shares of the Forbes Subsidiaries that are corporations are issued as fully paid and non-assessable shares, and the Corporation owns, directly or indirectly, all such shares and membership interests, as the case may be, of the Forbes Subsidiaries, free and clear of any Encumbrances (except the liens securing the Corporation’s 11% senior secured notes due 2015 and the first lien floating rate notes due 2014 issued by Forbes Energy Services LLC and Forbes Energy Capital Inc. and guaranteed by the Corporation (collectively, the “Notes”) , and no person, firm or corporation has any agreement or any option right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from the Corporation or any of the Forbes Subsidiaries of any interest in any of the shares in its capital or membership interests of any of the Forbes Subsidiaries;

(r)	the Corporation’s Continuous Disclosure Documents, after taking into account any amendments thereto filed prior to the date hereof, do not contain any any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not false or misleading;

(s)	the Corporation is, and will on the Closing Date be, a “reporting issuer”, not in default of its obligations under Canadian Securities Laws, and no material change relating to the Corporation has occurred with respect to which the requisite material change report has not been filed under Canadian Securities Laws and no such disclosure has been made on a confidential basis;

(t)	there has not been any “reportable event” (within the meaning of National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian securities regulatory authorities, as amended) with the present or former auditors of the Corporation;

(u)	the auditors of the Corporation who audited the financial statements for the year ended December 31, 2009 and who provided their audit report thereon are independent public accountants in accordance with the Canadian Public Accountability Board;

(v)	to the Corporation’s knowledge, the Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain accountability for assets, except for the deficiencies and material weaknesses described in the Corporation’s Continuous Disclosure Documents;

(w)	other than as disclosed in the Corporation’s Continuous Disclosure Documents, since December 31, 2009,

(i)	there has been no material change (actual, anticipated, proposed or prospective, whether financial or otherwise) in the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries taken as a whole (or their properties or assets);

(ii)	the Corporation and its Subsidiaries have carried on their respective businesses in the ordinary course and there has been no transaction entered into by the Corporation or its Subsidiaries which is material to the Corporation and its Subsidiaries, taken as a whole, other than those in the ordinary course of business; and

(iii)	there has been no material change in the capital or long-term debt of the Corporation or its Subsidiaries;

(x)	other than as disclosed in the Corporation’s Continuous Disclosure Documents, the Corporation has not entered into nor has any present intention to enter into any agreement to acquire any securities in any other corporation or entity or to acquire or lease any other business operations which are material to the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries taken as a whole (or their properties or assets);

(y)	there is no action, suit, proceeding or investigation in respect of Corporation and the Subsidiaries, taken as a whole, pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation and its Subsidiaries, taken as a whole, at law or in equity or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(z)	no order, ruling or determination by any Governmental Authority or stock exchange having the effect of suspending the sale or ceasing the trading of any securities of the Corporation has been issued or made and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the Corporation’s knowledge, contemplated or threatened by any such authority or under any Securities Laws;

(aa)	other than as disclosed in the Corporation’s Continuous Disclosure Documents, none of the Corporation’s Subsidiaries are in violation of their Constating Documents or resolutions of its securityholders, directors, or any committee of its directors, or in default in the performance or observance of any material terms, obligation, agreement, covenant or condition contained in any contract, indenture, trust, deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it or its property may be bound and there exists no state of facts which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach of a material obligation, agreement, covenant or condition of any of such documents except where this would not have a Material Adverse Effect;

(bb)	taking into account any amendments or restatements that have been subsequently filed as part of the Corporation’s Continuous Disclosure Documents, all financial statements forming part of the Corporation’s Continuous Disclosure Documents, as of their respective dates, are complete and comply with Securities Laws in all material respects, and fairly present the consolidated financial position of the Corporation’s results of operations and cash flows as of the dates and for the periods indicated, and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout such periods;

(cc)	there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation from the position set forth in the most recently filed financial statements forming part of the Corporation’s Continuous Disclosure Documents and there has not occurred any facts, transactions, events or occurrences having a Material Adverse Effect since December 31, 2009;

(dd)	the Corporation, as a voluntary filer, has filed reports of the same nature as those required to be filed, pursuant to Section 13 of the U.S. Exchange Act, by companies that have a class of securities registered under the U.S. Exchange Act;

(ee)	to the Corporation’s knowledge, no insider of the Corporation has a present intention to sell any securities of the Corporation other than as disclosed to the Purchasers;

(ff)	the form and terms of definitive certificates representing the Series B Preferred Shares and the Common Shares issuable upon their conversion have been duly approved and adopted by the Corporation and comply with all Applicable Law relating thereto;

(gg)	to the knowledge of the Corporation, none of its directors or officers are subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(hh)	the Series B Preferred Shares to be issued to the Purchasers on the Closing Date have been duly authorized and approved by all requisite corporate action for future issuance and will, when issued, be duly and validly issued, fully paid and non-assessable and free of all Encumbrances attributable to the Corporation and all of the Series B Preferred Shares to be issued by the Corporation if it exercises its rights to pay interest in the form of additional Series B Preferred Shares as per the terms of the Series B Preferred Shares have been duly reserved and will, when and if issued, be duly and validly issued, fully paid and non-assessable and free of all Encumbrances attributable to the Corporation;

(ii)	the Common Shares to be issued to the Purchasers upon conversion of the Series B Preferred Shares (in accordance with their terms) have been duly reserved and approved by all requisite corporation action for future issuance and will, when issued, be duly and validly issued, fully paid and non-assessable and free of all Encumbrances attributable to the Corporation;

(jj)	the Corporation will not, until the earlier of the Maturity Date and the Redemption Date following which there are no Series B Preferred Shares issued and outstanding, issue or designate any new class or series of Preference Shares that ranks senior in priority to the Series B Preferred Shares;

(kk)	none of the Corporation, its affiliates or any person acting on their behalf, has engaged or will engage in any Directed Selling Efforts with respect to the Series B Preferred Shares;

(ll)	the Corporation is not, and following the application of the proceeds of the sale of the Series B Preferred Shares, will not be registered or required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended;

(mm)	none of the Corporation, its affiliates or any person acting on their behalf, has engaged in any form of General Solicitation or General Advertising or in any conduct involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act in connection with any offer or sale of the Series B Preferred Shares in the United States;

(nn)	none of the Corporation, its affiliates or any person acting on their behalf have taken, or will take, any action that would cause the exemptions or exclusions from registration, under Regulation S or Rule 506 of Regulation D to be unavailable for the offer and sale of the Series B Preferred Shares pursuant to this Agreement;

(oo)	the Series B Preferred Shares are not, and as of the Closing Time, the Series B Preferred Shares will not be, and no securities of the same class as the Series B Preferred Shares are or will be, listed on a national securities exchange in the United States registered under Section 6 of the U.S. Exchange Act, quoted in an “automated inter-dealer quotation system”, as such term is used in the U.S. Exchange Act;

(pp)	in connection with offers and sales of Series B Preferred Shares, the Corporation will, within prescribed time periods, prepare and file any forms or notices required under the U.S. Securities Act or laws in any state of the United States (i.e. applicable blue sky laws);

(qq)	in connection with offers and sales of Series B Preferred Shares, the Corporation, its respective affiliates and any person acting on its or their behalf have complied and will comply with the requirements for an “offshore transaction”, as such term is defined in Regulation S, for all sales made outside of the United States;

(rr)	none of the Corporation or any of its predecessors or affiliates have been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 under Regulation D;

(ss)	if the Corporation is a “passive foreign investment company” within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Corporation or any Purchaser in the United States, during any calendar year following the purchase of Series B Preferred Shares pursuant to this Agreement, the Corporation will provide to such person, upon written request, all information that would be required for income tax reporting purposes by a United States securityholder making an election to treat the Corporation as a “qualified electing fund” for the purposes of the Code;

(tt)	the minute books of each of the Corporation and its Subsidiaries are, in all material respects, true and correct and contain copies of all minutes of all meetings and all resolutions of the directors, committees of directors and shareholders of the Corporation and its Subsidiaries and all such meetings were duly called and properly held and all consent resolutions were properly adopted;

(uu)	subject to the disclosures regarding deficiencies and material weaknesses in internal controls set forth in the Corporation’s Continuous Disclosure Documents, the books of account and other records of the Corporation and its Subsidiaries, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(vv)	each of the Corporation and its Subsidiaries has duly and on a timely basis, subject to standard extensions, filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which were claimed by any Governmental Authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of its Subsidiaries and, to the Corporation’s knowledge, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of its Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by any such authority;

(ww)	with respect to each of the premises of the Corporation and its Subsidiaries which is material to the Corporation on a consolidated basis and which the Corporation or any of its Subsidiaries occupies as tenant (the “Leased Premises”), the Corporation or such Subsidiary occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation and/or its Subsidiaries occupies the Leased Premises is in good standing and in full force and effect except where any deficiencies would not have a Material Adverse Effect;

(xx)	except to the extent that any violation or other matter referred to in this subsection would not have a Material Adverse Effect:

(i)	neither the Corporation nor any of its Subsidiaries is in violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

(ii)	the Corporation and each of its Subsidiaries have operated its business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without violation of Environmental Laws;

(iii)	there have been no spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Corporation or any of its Subsidiaries that have not been remedied or that are not presently being remedied;

(iv)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Corporation or any of its Subsidiaries;

(v)	neither the Corporation nor any of its Subsidiaries have failed to report to the proper Government Authority the occurrence of any event which is required to be so reported by any Environmental Law; and

(vi)	the Corporation and each of its Subsidiaries holds all licences, permits and approvals required under any Environmental Laws in connection with the operation of its business and the ownership and use of its assets, all such licences, permits and approvals are in full force and effect, and the Corporation has not received any notification pursuant to any Environmental Laws that any work, repairs, constructions or capital expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any licence, permit or approval issued pursuant thereto, or that any licence, permit or approval referred to above is about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(yy)	any and all operations of the Corporation and its Subsidiaries and, to the knowledge of the Corporation, any and all operations by third parties, on or in respect of the assets and properties of the Corporation, have been conducted in accordance with good industry practices and in material compliance with Applicable Laws, except where the failure to so operate would not have a Material Adverse Effect;

(zz)

there has not been and there is not currently any labor disruption, grievance, arbitration proceeding or other conflict which could reasonably be expected to have a Material Adverse Effect, and the Corporation and each of its Subsidiaries is in compliance with Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, except where non-compliance with any such provisions would not have a Material Adverse Effect;

(aaa)	no union has been accredited or otherwise designated to represent any employees of the Corporation or any of its Subsidiaries and, to the knowledge of the Corporation, no accreditation request or other representation question is pending with respect to the employees of the Corporation or any of its Subsidiaries and no collective agreement or collective bargaining agreement or modification thereof has expired or is in effect in any of the Corporation’s facilities and none is currently being negotiated by the Corporation or any of its Subsidiaries;

(bbb)	the Corporation has its and its Subsidiaries properties and assets insured against loss or damage by insurable hazards or risks on a replacement cost basis. Such insurance coverage is of a type and in an amount typical to the business in which the Corporation operates as conducted by a reasonably prudent person based on the advice of reputable insurance brokers consulted by such person. In the last twelve months the Corporation has not made any material claim on any policy of insurance or been refused any insurance coverage sought or applied for. The Corporation does not have any reason to believe that it will not be able to renew the existing insurance coverage of the Corporation as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue with its businesses at a cost that would not have a Material Adverse Effect;

(ccc)	to the Corporation’s knowledge, subject to the existing bad debt reserve, all material receivables recorded on the books of each of the Corporation and its Subsidiaries are bona fide and are good and collectible without set off or counterclaim;

(ddd)	the Corporation and each of its Subsidiaries owns or has the right to use under licence, sub-license or otherwise all material intellectual property used by the Corporation and its Subsidiaries in its business, including copyrights, industrial designs, trademarks, trade secrets, knowhow and proprietary rights, free and clear of all Encumbrances except liens securing the Notes, and except where the failure to own or license such material would not have a Material Adverse Effect;

(eee)	except as disclosed in the Corporation’s Continuous Disclosure Documents, neither the Corporation nor any of its Subsidiaries have received any communications alleging that the Corporation or the Subsidiaries have violated or, by conducting its business as proposed, would violate any existing patents or patents pending of any other person or entity and the Corporation is not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming or that there is any such violation except where such allegation and the consequences of such allegation would not be expected to have a Material Adverse Effect;

(fff)	to the Corporation’s knowledge, all material bonuses, commissions, salaries and other amounts owing to employees are reflected and have been accrued in the books of account of the Corporation, except for bonuses awarded by the Corporation for annual periods on or after April 1, 2010 in the ordinary course of business that have not been granted to date;

(ggg)	neither the Corporation nor any of its Subsidiaries is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the bye-laws of the Corporation and Applicable Laws, indemnification agreements or covenants that are entered into arising in the ordinary course of business, including operating and similar agreements, indemnification and contribution provisions in agency and underwriting agreements, transfer agency agreements, indentures and credit borrowing agreements) or any other like commitment of the obligations, liabilities (contingent or otherwise) of indebtedness of any other person except any guarantee of the Notes;

(hhh)	except as set forth in the Corporation’s Continuous Disclosure Documents, neither the Corporation nor any of its Subsidiaries have any loans or other indebtedness which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm’s length with it that are currently outstanding;

(iii)	there are no actions, suits, proceedings or inquiries in existence or, to the knowledge of the Corporation, pending or threatened against or affecting the Corporation or any of its Subsidiaries at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality the impact of which would have a Material Adverse Effect or which affects or may affect the Private Placement or which would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in this Agreement or the Registration Rights Agreement and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(jjj)	Codan Services Limited has been duly appointed as registrar of the Common Shares in Bermuda and CIBC Mellon Trust Company has been duly appointed as branch registrar and transfer agent of the Common Shares in Canada;

(kkk)	except as disclosed in the Corporation’s Continuous Disclosure Documents, the Corporation is not a party to any written contracts of employment with its executive officers which may not be terminated on one month’s notice or which provide for payments occurring on a change of control of the Corporation;

(lll)

except as disclosed in the Corporation’s Public Disclosure Documents, there are no material contracts or agreements to which the Corporation or any of its Subsidiaries is a party or by which it is bound and each of such contracts and agreements constitute a legally valid and binding agreement of the Corporation and/or Subsidiary enforceable in accordance with their respective terms and, to the knowledge of the Corporation, no party thereto is in default thereunder, which default could reasonably be expected to have a Material Adverse Effect. For the purposes of this subsection, any contract or agreement pursuant to which the Corporation or any of its Subsidiaries will, or may reasonably be expected to, result in a requirement to expend more than an aggregate of $250,000 or receive or be entitled to receive revenue of more than $250,000, in either case in the next 12 months, or is out of the ordinary course of business of the Corporation, will be considered to be material;

(mmm)	other than the Rights Agreement, the Corporation does not have in place a shareholder rights protection plan or other similar type of plan or arrangement;

(nnn)	based on the Corporation’s board of directors approving the transaction contemplated under the terms of this Agreement, such transaction does not constitute a Flip-In Event or make any of the Purchasers or West Face Capital Inc. an Acquiring Person for the purposes of and as defined under the Rights Agreement;

(ooo)	except for the Shareholders’ Agreement and the Nominating and Voting Agreement, to its knowledge, neither the Corporation nor any of its shareholders is a party to any unanimous shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Corporation;

(ppp)	there has not been any material disagreement with the Corporation’s auditors and the Corporation has no current intention to change auditors;

(qqq)	to the knowledge of the Corporation, there is no plan in place to change the management of the Corporation within the period that is six months following the date hereof, except as otherwise disclosed to the Purchasers;

(rrr)	the net proceeds to the Corporation from the sale of the Series B Preferred Shares in accordance with this Agreement will first be used on or before June 30, 2010, to repurchase, in cash, $6.6 million of 11% senior secured notes issued by Forbes Energy Services LLC and Forbes Energy Capital Inc. and the remainder of the proceeds will be used for general corporate purposes; and

(sss)	the Corporation acknowledges that the Purchasers will rely on the representations and warranties (and where applicable, covenants) made herein by it in completing the transactions contemplated by this Agreement.

3.02	Representations, Warranties and Covenants of the Purchasers

(1) Each of the Purchasers makes the following representations and warranties (and where applicable, covenants), as applicable, on a several and not a joint basis, to the Corporation:

(a)	it is a limited partnership existing under the laws of British Columbia (in the case of West Face LP), or a limited partnership existing under the laws of Delaware (in the case of West Face USA LP), or a limited partnership existing under the laws of the Cayman Islands (in the case of West Face Master LP) and that it has the power to enter into and perform its obligations under this Agreement.

(b)	the execution, delivery and performance by it of this Agreement by and through West Face Capital Inc., its duly authorized advisor:

(i)	has been duly authorized by all necessary action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of any agreement to which they are a party or pursuant to which any of its assets or property may be affected that would, individually or in the aggregate, have a material effect on the ability of it to perform its obligations hereunder; and

(iii)	will not result in the violation of any Applicable Law that would not individually or in the aggregate have a material effect on the ability of it to perform its obligations hereunder;

(c)	this Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws affecting the enforcement of creditors’ rights generally; by general principles of equity (whether brought in a proceeding at law or in equity); and by the fact that rights to waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law;

(d)	either:

(i)	it is not a person in the United States or Canada and it is acquiring or will acquire Series B Preferred Shares and any Common Shares issuable on conversion of any Series B Preferred Shares in accordance with Rule 903 under Regulation S, or

(ii)	it is a person in Canada and it is acquiring or will acquire Series B Preferred Shares and any Common Shares issuable on conversion of any Series B Preferred Shares in accordance with Rule 903 under Regulation S and it:

(A)	is purchasing the Series B Preferred Shares as principal within the meaning of the Canadian Securities Laws, for its own account and not for the benefit of any other person, for investment only and not with a view to the resale or distribution of all or any of such Series B Preferred Shares;

(B)	is resident in the Province of British Columbia, and is an “accredited investor” as that term is defined in National Instrument 45-106 Prospectus Registration Exemptions of the Canadian

Securities Administrators by virtue of its status as an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser; and

(C)	it acknowledges that:

(I)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Series B Preferred Shares;

(II)	there is no government or other insurance covering the Series B Preferred Shares;

(III)	there are risks associated with the purchase of the Series B Preferred Shares;

(IV)	there are restrictions under the Canadian Securities Laws on the Purchaser’s ability to resell the Series B Preferred Shares and the Common Shares issuable on conversion of the Series B Preferred Shares, that it has been advised to consult its own legal advisors with respect to the particulars of such resale restrictions, and that it is the Purchaser’s sole responsibility to find out what those restrictions are and to comply with them; and

(V)	the Corporation has advised the Purchaser that the Corporation is relying on an exemption from the requirements to provide the Purchaser with a prospectus and to sell the Series B Preferred Shares through a person or company registered to sell securities under the Canadian Securities Laws and, as a consequence of acquiring the Series B Preferred Shares pursuant to this exemption, certain protections, rights and remedies provided by the Act, including statutory rights of rescission or damages, will not be available to the Purchaser; or

(iii)	it is a person in the United States and:

(A)	understands that that the Series B Preferred Shares and the Common Shares issuable on the conversion of such Series B Preferred Shares acquired by it have not been and will not be registered under the U.S. Securities Act and that the sale to it contemplated hereby is being made in reliance on a private placement exemption pursuant to Regulation D;

(B)	has had access to information concerning the Corporation as it has considered necessary in connection with its decision to invest in the Series B Preferred Shares and the Common Shares issuable on the conversion of such Series B Preferred Shares;

(C)	has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Series B Preferred Shares and the Common Shares issuable on the conversion of such Series B Preferred Shares and is able to bear the economic risks of such investment;

(D)	is an “accredited investor” as defined in Rule 501 under Regulation D;

(E)	acknowledges that it is not purchasing the Series B Preferred Shares and the Common Shares issuable on the exchange of such Series B Preferred Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(e)	it acknowledges that the Corporation will rely on the representations and warranties (and where applicable, covenants) made herein by it in completing the transactions contemplated by this Agreement.

3.03	Knowledge

(1) For the purposes of any representation or warranty in this Article 3 made to a party’s “knowledge”, the term “knowledge” means actual knowledge of:

(a)	the indicated conclusion in respect of the relevant matter; or

(b)	facts that would reasonably lead to the indicated conclusion in respect of the relevant matter;

on the part of the executive officers of the representing party.

3.04	Legending of Certificates

(1) The Purchasers acknowledge that, in accordance with the requirements of U.S. Securities Laws, the certificates representing the Series B Preferred Shares to be issued pursuant to the terms of this Agreement (and the Common Shares issuable upon the conversion thereof) will be inscribed with the following restrictive legend:

“THE ISSUANCE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF FORBES ENERGY SERVICES LTD. THAT, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER, THESE SECURITIES

MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO FORBES ENERGY SERVICES LTD., (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE CANADIAN LOCAL OR OTHER APPLICABLE FOREIGN LAWS AND REGULATIONS, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) OR (D) ABOVE, A LEGAL OPINION REASONABLY SATISFACTORY TO FORBES ENERGY SERVICES LTD. MUST FIRST BE PROVIDED.”

(2) The Purchasers may, at any time and from time to time, exchange a certificate bearing the restrictive legend referred to in Section 3.04(1) for a certificate bearing no such legend upon having furnished evidence satisfactory to the Corporation, acting reasonably, which may include the requirement for the delivery of an opinion of counsel, that the removal of such restrictive legend would not be contrary to Applicable Law, provided that evidence satisfactory to the Corporation with respect to the removal of the restrictive legend shall be deemed satisfied (and no opinion of counsel shall be required) if such person furnishes to the Corporation a written certification signed by such person that it intends to immediately resell the Common Shares represented by such certificate (which Common Shares were issued as a result of the conversion of the Series B Preferred Shares) on the TSX in accordance with Rule 904 of Regulation S. In such event, the legend shall not be required on any shares sold pursuant to Rule 904 of Regulation S, but will be affixed to any shares not sold for which a new certificate or certificates are issued.

(3) The Purchasers acknowledge that, in accordance with the requirements of Canadian Securities Laws, the certificates representing the Series B Preferred Shares to be issued pursuant to the terms of this Agreement (and the Common Shares issuable upon the conversion thereof) will be inscribed with the following restrictive legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE [INSERT THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE ISSUE DATE].”

(4) The Purchasers may, at any time and from time to time, exchange a certificate bearing the restrictive legend referred to in Section 3.04(3) for a certificate bearing no such legend upon expiry of the restrictive period detailed in such legend.

3.05	Survival of Representations and Warranties

The representations and warranties (and where applicable, covenants) of the parties contained in Sections 3.01 and 3.02 are given as of the date hereof and will survive the Closing Date and survive the closing of the transactions contemplated in this Agreement and will continue in full force and effect for a period ending on the later of: (i) the date that is six years following the Closing Date, and (ii) the latest date under applicable Securities Laws (non-residents of Canada being deemed to be resident in the Province of Alberta for such purposes) that an action may be commenced or a right of rescission may be exercised with respect to a misrepresentation in connection with the offering the Series B Preferred Shares.

ARTICLE 4 - CONDITIONS OF CLOSING

4.01	Conditions of Closing

(1) The obligation of each Purchaser to complete the Private Placement is subject to the satisfaction, on or before the Closing Date, of the following conditions being satisfied in full which conditions are for the exclusive benefit of each Purchaser, any of which may be waived with respect to such Purchaser, in whole or in part, by such Purchaser on its own behalf, in its sole and absolute discretion, without prejudice to its right to rely on any other or others of them:

(a)	the representations and warranties of the Corporation contained in Section 3.01 will be true in all material respects on the Closing Date with the same effect as though made at and as of such date, except that representations and warranties with materiality qualifiers shall be true in all respects and except for representations and warranties that speak as of specific prior dates;

(b)	each of the acts and undertakings of the Corporation to be performed on or before the Closing Date pursuant to the terms of this Agreement will have been duly performed by them;

(c)	since the date of execution of this Agreement, there will have been no change in business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), ownership or condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries that would be reasonably expected to have a Material Adverse Effect;

(d)	the Corporation will have obtained Exchange Approval in a form acceptable to the Purchasers, acting reasonably, subject only to the filing, after the Closing Date, of documents customary for similar transactions and the payment of any applicable listing fees;

(e)	all of the Class B Shares will have been converted into Common Shares in accordance with the Corporation’s Constating Documents so that no Class B Shares will be issued or outstanding;

(f)	the Corporation and the Purchasers will have entered into the Registration Rights Agreement;

(g)	John E. Crisp, Charles C. Forbes and Janet Forbes (collectively, the “Founders”) will have executed a consent pursuant to Section 4 of the Nominating and Voting Agreement, in a form satisfactory to the Purchasers, acting reasonably; and

(h)	the Founders will have executed a waiver or amendment in accordance with Section 5.5 of the Shareholders’ Agreement and confirmed their respective registration rights thereunder in relation to the Purchasers, all in a form satisfactory to the Purchasers, acting reasonably.

(2) The obligations of the Corporation to complete the Private Placement are subject to the satisfaction, on or before the Closing Date, of the following conditions being satisfied in full which conditions are for the exclusive benefit of the Corporation any of which may be waived by the Corporation, in whole or in part, without prejudice to its rights to rely on any other or others of them;

(a)	the representations and warranties of the Purchasers contained in Section 3.02, will be true in all material respects on the Closing Date with the same effect as though made at and as of such time, except that their representations and warranties with materiality qualifiers shall be true in all respects and except for representations and warranties that speak as of specific prior dates;

(b)	each of the acts and undertakings of the Purchasers to be performed on or before the Closing Date pursuant to the terms of this Agreement will have been duly performed by it;

(c)	the Corporation will have obtained Exchange Approval, subject only to the filing, after the Closing Date, of documents customary for similar transactions and the payment of applicable listing fees; and

(d)	the successful conversion of the Class B Shares into Common Shares.

ARTICLE 5 - CLOSING

5.01	Time and Place

Subject to the terms and conditions hereof, the Private Placement will be completed at 9:00 a.m. (Texas time) on the Closing Date (the “Closing”) at the offices of Winstead PC, counsel to the Corporation, or at such other time and place as the parties may agree.

5.02	Closing Deliveries by the Corporation

(1) At the Closing, the Corporation will deliver the following to the Purchasers, as applicable:

(a)	duly issued certificates representing the Series B Preferred Shares, registered in the names of each the Purchasers, respectively;

(b)	certified copies of the resolutions of the board of directors of the Corporation approving this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated by each of this Agreement and the Registration Rights Agreement;

(c)	a duly executed counterpart copy of the Registration Rights Agreement;

(d)	a certificate of a senior officer of the Corporation that all of the representations and warranties of the Corporation contained in Section 3.01 hereof are true and correct as of the Closing Date in all material respects, except that representations and warranties with materiality qualifiers shall be true in all respects;

(e)	favourable corporate, enforceability and securities legal opinions under the laws of British Columbia, Ontario, the United States and the Cayman Islands, dated the Closing Date and addressed to each of the Purchasers, in form and substance satisfactory to each of the Purchasers, acting reasonably, with respect to such matters contemplated by this Agreement as each of the Purchasers may reasonably request; and

(f)	written evidence of Exchange Approval; and

(g)	such other documents as the Purchasers may reasonably request.

5.03	Closing Deliveries by the Purchasers

(1) At the Closing, the Purchasers, as applicable, will deliver to the Corporation:

(a)	a certificate of a senior officer of the advisor of the Purchasers that all of the representations and warranties of the Purchasers contained in Section 3.02, as applicable, are true and correct as of the Closing Date in all material respects, except that representations and warranties with materiality qualifiers shall be true in all respects;

(b)	a duly executed counterpart copy of the Registration Rights Agreement; and

(c)	a wire transfer or bank transfer, in the amount representing the Subscription Amount for the Series B Preferred Shares being issued and sold by the Corporation to the Purchasers at the Closing Time under this Agreement net of (i) the Fee, and (ii) any reimbursable expenses payable by the Corporation to the Purchasers in accordance with Section 7.09 and determinable at the Closing Time, as acknowledged in advance by the Corporation.

ARTICLE 6 - TERMINATION

6.01	Termination by the Corporation

(1) The Corporation will be entitled, by giving written notice to the Purchasers in accordance with Section 7.07, at any time prior to the Closing Date and in its sole discretion, to elect to terminate and cancel, without any liability on its part, its obligations under this Agreement if:

(a)	any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Authority pursuant to Applicable Laws in relation to the Corporation or its Subsidiaries or in relation to any of the directors and officers of the Corporation, any of which suspends or ceases trading in the Common Shares or operates to prevent or restrict the lawful distribution of the Series B Preferred Shares or the Common Shares issuable upon conversion of the Series B Preferred Shares;

(b)	any order is issued by a Governmental Authority pursuant to Applicable Laws, or if there is any change of Applicable Law, either of which suspends or ceases trading in the Common Shares or operates to prevent or restrict the lawful distribution of the Series B Preferred Shares or the Common Shares issuable upon conversion of the Series B Preferred Shares; or

(c)	any of the conditions set out in Section 4.01(2) are not satisfied by the Closing Date;

provided, however, that the Corporation will be entitled to make such election to terminate only if the Corporation has used best efforts to comply with its obligations under this Agreement which directly or indirectly relate to the relevant termination right which are required to have been performed prior to the time of giving such notice to the Purchasers

6.02	Termination by the Purchasers

(1) The Purchasers will be entitled acting jointly, by giving written notice to the Corporation in accordance with Section 7.07, at any time prior to the Closing Date and in their sole discretion, to elect to terminate and cancel, without any liability on their part, their obligations under this Agreement, if:

(a)	any inquiry, investigation (whether formal or informal) or other proceeding is commenced by a Governmental Authority pursuant to Applicable Laws in relation to the Corporation or its Subsidiaries or in relation to any of the directors and officers of the Corporation, any of which suspends or ceases trading in the Common Shares or operates to prevent or restrict the lawful distribution of the Series B Preferred Shares or the Common Shares issuable upon conversion of the Series B Preferred Shares;

(b)	any order is issued by a Governmental Authority pursuant to Applicable Laws, or if there is any change of Applicable Law, either of which suspends or ceases trading in the Common Shares or operates to prevent or restrict the lawful distribution of the Series B Preferred Shares or the Common Shares issuable upon conversion of the Series B Preferred Shares;

(c)	there should develop or occur or come into effect, any catastrophe of national or international consequence or any law or other occurrence of any nature whatsoever that in the reasonable opinion of such Purchaser, seriously adversely affects, or will seriously adversely affect the financial markets in Canada or the U.S. or which results in or will result in an adverse material change;

(d)	an event, circumstance, fact, act or omission which is or would reasonably be expected to affect, and be materially adverse to, the nature, business, prospects, assets, liabilities, financial condition or results of operations of, or manner of conducting, the business of the Corporation or the Corporation and its Subsidiaries, taken as a whole, or which may materially adversely affect the ability of the Purchasers to recover all or any part of their investments in the Corporation;

(e)	the Common Shares are de-listed or suspended or halted for trading for a period greater than one Business Day for any reason by the TSX at any time prior to the closing of the Private Placement;

(f)	the Corporation is in default of its obligations hereunder and fails to remedy such breach on or before the earlier of (i) the date that is 5 days following the date upon which the Purchasers have been provided written notice of such breach in accordance with Section 7.07 and (ii) the Closing Date; or

(g)	if any of the conditions set out in Section 4.01(1) are not satisfied by the Closing Date.

Notwithstanding any other provision hereof, should the Corporation or the Purchasers validly terminate this Agreement pursuant to, and in accordance with, this Article 6, the obligations of the Corporation and each of the Purchasers under this Agreement will terminate and there will be no further liability on the part of the Purchasers to the Corporation, on the part of the Corporation to the Purchasers, or on the part of any Purchaser to the other Purchasers hereunder (except for any breach of this Agreement which occurred on or prior to the termination or for any liability of the Corporation to the Purchasers that exists at such time or that may arise thereafter pursuant to Section 7.09).

ARTICLE 7 - GENERAL

7.01	Time of the Essence

Time will be of the essence of this Agreement.

7.02	Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

7.03	Further Assurances

Each of the parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

7.04	Severability

If any provision of this Agreement or any part hereof or thereof will be found or determined to be invalid, illegal or unenforceable in any jurisdiction, it will for the purposes of such jurisdiction only be severable from this Agreement and the remainder of this Agreement will for the purposes of such jurisdiction only be construed as if such invalid, illegal or unenforceable provision or part had been deleted.

7.05	Amendments and Waivers

No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.06	Assignment

Except as otherwise expressly provided in this Agreement, no party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.

7.07	Notices

All notices (each, a “Notice”), given to another party hereto will be in writing, and will be addressed to such party as follows:

To the Corporation:

P.O. Box 2108

Alice, Texas

78333

Facsimile No.: 361 664-0599

Attention: L. Melvin Cooper

With a copy, which shall not constitute notice, to:

Winstead PC

24 Waterway Avenue

Suite 500

The Woodlands, Texas

77380

Facsimile No.: 281 681-5901

Attention: R. Clyde Parker, Jr.

To the Purchasers:

West Face Capital Inc.

2 Bloor Street East

Suite 810, Box #85

Toronto, Ontario    M4W 1A8

Facsimile No.: 647 724-8910

Attention: Peter Fraser

With a copy, which shall not constitute notice, to:

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Toronto Dominion Centre

66 Wellington Street West

Toronto, Ontario M5K 1E6

Facsimile No.: 416 868-0673

Attention: Andrew Parker

or at such other address or fax number or to such other contact person as a party may give Notice to the other parties. All Notices will be given by registered mail with acknowledgement of receipt, or by courier, or by fax, with confirmation by registered mail or courier with acknowledgment of receipt. All Notices will be effective and deemed given:

(a)	if delivered by hand, immediately;

(b)	in the case of delivery by mail or courier, two Business Days after the date of posting (if posted or couriered to an address in the same country) or five Business Days after the date of posting (if sent by courier to an address in another country); and

(c)	in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number and indicating that the transmission has been made without error;

but if the result is that a Notice would be taken to be given or made on a day which is not a Business Day in the place to which the notice or communication is sent or is received later than 4:00 pm (local time), it will be taken to have been given or made at the commencement of the next Business Day in that place.

7.08	Obligations Several

The Corporation agrees that the obligations of the Purchasers hereunder are several and not joint or joint and several.

7.09	Fees and Expenses

In addition to the payment of the Fee in accordance with Section 2.01(1), the Corporation is responsible for all expenses related to the execution of this Agreement and the completion of the Private Placement in accordance with the terms herein, including the fees and expenses (including reasonable legal fees) of the Purchasers regardless of whether the Private Placement is completed. For greater certainty, the Corporation agrees that under no circumstances will the Purchasers or West Face Capital Inc. be liable for any costs incurred in connection with the Private Placement.

7.10	Entire Agreement

This Agreement and the Registration Rights Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. This Agreement and the Registration Rights Agreement supersede in its entirety the Term Sheet, which upon the execution hereof will be of no further force and effect.

7.11	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of Ontario and the federal laws of Canada applicable therein without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Agreement.

7.12	Communications

No party will issue any press release or otherwise make public statements with respect to this Agreement without the consent of the other parties (which consent shall not be unreasonably withheld or delayed). The Corporation and its Subsidiaries will not make any filing with any Governmental Authority with respect to this Agreement without prior consultation with the Purchasers and the Purchasers will not make any filing with any Governmental Authority without prior consultation with the Corporation. The foregoing will be subject to each party’s overriding obligation to make any disclosure or filing required under Applicable Laws, and the party making such disclosure will use all commercially reasonable efforts to give prior written notice to the other parties in accordance with Section 7.07 and a reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. The Purchasers acknowledge that a press release and Form 8-K filing under U.S. Securities Laws and current report filing under Canadian Securities Laws will be required in connection with each of the execution and closing of this Agreement and the transaction contemplated hereby.

7.13	Counterparts

This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of all parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument. A party may deliver an executed copy of this Agreement by facsimile or e-mail transmission, provided such party will thereafter deliver to the other parties an original executed copy of this Agreement.

[The remainder of this page left intentionally blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
Title: President and Chief Executive Officer

WEST FACE LONG TERM OPPORTUNITIES LIMITED PARTNERSHIP by its advisor, WEST FACE CAPITAL INC.

By:	/s/ John Maynard
Title: Chief Financial Officer

WEST FACE LONG TERM OPPORTUNITIES (USA) LIMITED PARTNERSHIP by its advisor, WEST FACE CAPITAL INC.

By:	/s/ John Maynard
Title: Chief Financial Officer

WEST FACE LONG TERM OPPORTUNITIES MASTER FUND L.P. by its advisor, WEST FACE CAPITAL INC.

By:	/s/ John Maynard
Title: Chief Financial Officer

SCHEDULE A

Purchaser	# of Series B Preferred Shares	% of Private Placement	Purchase Price
West Face Long Term Opportunities Limited Partnership	81,312	14%	$2,032,800

West Face Long Term Opportunities (USA) Limited Partnership	185,856	32%	$4,646,400

West Face Long Term Opportunities Master Fund L.P.	313,632	54%	$7,840,800

TOTAL	580,800	100%	$14,520,000

SCHEDULE B

Certificate of Designation

SCHEDULE C

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

BETWEEN

FORBES ENERGY SERVICES LTD.

AND

THE SHAREHOLDERS LISTED ON SCHEDULE A

May [—], 2010

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc.	4
1.3	Accounting References	4
1.4	Number, etc.	4
1.5	Statutory References	4
1.6	Date for Any Action	5

ARTICLE 2 REGISTRATION RIGHTS		5

2.1	Required Qualification	5
2.2	Qualification	7
2.3	Selection of Underwriters	8
2.4	Qualification Expenses	8

ARTICLE 3 REGISTRATION PROCEDURES		8

3.1	Procedures	8
3.2	Obligations of the Holders	11

ARTICLE 4 DUE DILIGENCE; INDEMNIFICATION		12

4.1	Preparation; Reasonable Investigation	12
4.2	Indemnification	13

ARTICLE 5 GENERAL		16

5.1	No Inconsistent Agreements	16
5.2	Remedies	16
5.3	Amendments and Waivers	16
5.4	Assignment	16
5.5	Term	16
5.6	Severability	17
5.7	Delays or Omissions	17
5.8	Descriptive Headings	17
5.9	Governing Law; Submission to Jurisdiction	17
5.10	Notices	17

REGISTRATION RIGHTS AGREEMENT

This registration rights agreement (this “Agreement”) is made the [—] day of May, 2010 between Forbes Energy Services Ltd. (the “Corporation”), a company established pursuant to the laws of Bermuda, and the holders of the Convertible Preference Shares (as defined hereon) listed on Schedule A hereto (the “Holders”).

WHEREAS in consideration of the agreement by the Holders to subscribe for and purchase Convertible Preference Shares pursuant to the subscription agreement dated May 14, 2010 (the “Subscription Agreement”), and as an inducement to such Holders to consummate the transactions contemplated by the Subscription Agreement, the Corporation agrees to provide inter alia for the right of the Holders to require the Corporation to prepare and file a preliminary prospectus and a final prospectus with the Commissions (as hereinafter defined) and, in certain limited circumstances described herein, the SEC (as hereinafter defined), covering the Designated Qualifiable Securities (as hereinafter defined) to permit the sale thereof in such manner as the Holders may designate on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder.

(b)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations adopted by the SEC thereunder.

(c)	“Affiliate” has the meaning ascribed thereto in the 1933 Act.

(d)	“Business Day” means any day, other than a Saturday or Sunday, upon which banks are open for business in Toronto, Ontario and Houston, Texas.

(e)	“Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces of Canada, other than Québec.

(f)	“Common Share” means a common share of par value $0.01 in the capital of the Corporation.

(g)	“control person” has the meaning ascribed thereto in the Securities Act (Ontario).

(h)	“Convertible Preference Share” means a senior convertible preference share of par value $0.01 in the capital of the Corporation having those terms set out in Schedule B of the Subscription Agreement which is convertible (in accordance with such terms) into Common Shares, initially, at a rate of 36 Common Shares per Convertible Preference Share.

(i)	“Corporation” means Forbes Energy Services Ltd. and any entity resulting from the amalgamation or merger of the Corporation with another entity or other entities.

(j)	“Demand Qualifiable Securities” will have the meaning set out in subsection 2.1(a).

(k)	“Demand Qualification” will have the meaning set out in subsection 2.1(a).

(l)	“Designated Qualifiable Securities” will have the meaning set out in subsection 2.1(c).

(m)	“Distribution Period” has the meaning ascribed thereto in subsection 3.1(c).

(n)	“Effective Date” means the date on which the Corporation closes the Private Placement.

(o)	“Holders” means the shareholders listed on Schedule A hereto.

(p)	“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or necessary to make a statement not misleading in light of the circumstances in which it was made.

(q)	“Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension corporation, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

(r)	“Piggy Back Qualifiable Securities” will have the meaning set out in subsection 2.1(c).

(s)	“Piggy Back Qualification” will have the meaning set out in subsection 2.1(c).

(t)	“POP Issuer” means an issuer eligible to use the POP System or equivalent system established from time to time by the Commissions.

(u)	“POP System” means the prompt offering prospectus qualification system under National Instrument 44-101—Short Form Prospectus Distributions of the Canadian Securities Administrators or any successor policy, rule, regulation or similar instrument.

(v)	“Private Placement” means the issuance and sale by the Corporation of 580,800 Convertible Preference Shares to the Holders at an issue price of $25.00 per Convertible Preference Share, for an aggregate subscription price of $14,520,000 in cash, all in accordance with the Subscription Agreement.

(w)	“Qualifiable Securities” means with respect to any Holder at any time, any Common Shares issued or issuable in respect of the conversion of Convertible Preference Shares and any other Common Shares issued or issuable as a distribution made in respect of such Convertible Preference Shares and any other securities issued or issuable in respect of such Qualifiable Securities upon any stock split, stock dividend, recapitalization or similar event.

(x)	“Qualification” means the qualification or registration of securities under the Securities Laws so as to permit the distribution of such securities to the public in any or all of the provinces and territories of Canada and, if applicable pursuant to Section 2.2(b), in the United States, including all the states of the United States, subject to the limitations contained herein.

(y)	“Qualification Expenses” means all expenses in connection with any Qualification pursuant to this Agreement including, without limitation, the following:

(i)	all reasonable fees or commissions payable to an underwriter, investment banker, broker-dealer, manager or agent and fees, disbursements and expenses payable to counsel on behalf of the Holders in connection with the qualification, registration and/or distribution of the Qualifiable Securities;

(ii)	all fees, disbursements and expenses of counsel and auditors to the Corporation;

(iii)	all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(iv)	all filing fees of any Commission or, if applicable pursuant to Section 2.2(b), the SEC and any applicable U.S. state regulator;

(v)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation;

(vi)	all expenses relating to the preparation of certificates;

(vii)	all fees and expenses of any securities exchange or over-the-counter market on which the Common Shares are then listed; and

(viii)	all expenses relating to “road shows” and marketing activities and all travel and lodging expenses in connection with such “road shows” and marketing activities.

(z)	“Qualification Period” means, with respect to a Holder, the period commencing 4 months plus one day following the Effective Date and terminating November [•], 2017.

(aa)	“Requesting Holders” will have the meaning set out in subsection 2.1(a).

(bb)	“SEC” means the United States Securities and Exchange Commission.

(cc)	“Secondary Qualification” will have the meaning set out in subsection 2.1(c).

(dd)	“Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

(ee)	“Shareholder Group” means collectively, West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to “section” or “subsection” followed by a number and/or a letter refer to the specified section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Accounting References

All accounting terms not expressly defined herein will be construed in accordance with United States generally accepted accounting principles, except where the context otherwise requires.

1.4 Number, etc.

Unless the context otherwise requires, words importing the singular will include the plural and vice versa and words importing any gender will include all genders.

1.5 Statutory References

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation will be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.

1.6 Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

REGISTRATION RIGHTS

2.1 Required Qualification

(a)	Subject to the provisions hereof, Holders holding Qualifiable Securities (the “Requesting Holders”) may request the Corporation to effect a Qualification of all or part of their Qualifiable Securities (such Qualification being hereinafter referred to as a “Demand Qualification”). Such a request will be in writing (such written request, a “Demand Notice”) and will specify the number and the description of Qualifiable Securities to be sold (the “Demand Qualifiable Securities”), the intended method of disposition (including whether the disposition will be underwritten) and the jurisdictions (which may only include Canada or any province thereof, other than Québec, or, if applicable pursuant to Section 2.2(b), the United States of America and the states thereof) in which the Requesting Holders request that the Demand Qualification be effected. The Corporation will not be obligated to file a prospectus or registration statement in connection with a Demand Qualification except during the Qualification Period and will not be obligated to file a prospectus or a registration statement within three months of the date of the receipt issued by the Commissions for any other final prospectus or the effective date of any other registration statement. In addition, the Corporation will not be obligated to: (i) effect more than two Demand Qualifications under this Agreement for the Shareholder Group; or (ii) effect more than one Demand Qualification for the Shareholder Group during any six-month period. For the purposes of this subsection, a Demand Qualification will not be considered as having been effected until a receipt has been issued for the final prospectus by the Commissions or, if applicable pursuant to Section 2.2(b), the registration statement has been declared effective by the SEC, pursuant to which the Demand Qualifiable Securities are to be sold; provided, however, that a Demand Qualification will not be considered as having been effected if the Demand Qualifiable Securities requested to be included in a registration hereunder are cut back pursuant to the provisions set forth below.

In the event that the Corporation and/or any other securityholder of the Corporation proposes to offer and sell its securities as part of any Demand Qualification initiated by the Requesting Holders under this Agreement and the Demand Notice requests that the Demand Qualification be for an underwritten offering, and if the managing underwriter or underwriters advise the Corporation in good faith and in writing that the aggregate amount of securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Demand Qualifiable Securities in such offering, then the Corporation will include in such Demand Qualification, to the extent of the amount that the managing underwriter or underwriters believe may be sold without causing such material adverse effect, first, the Qualifiable Securities of the Requesting Holders requested to be included in the offering under this subsection 2.1(a), and second, securities offered by the Corporation for its own account and/or by any other securityholder of the Corporation (in such proportions as between the Corporation and such other securityholders as determined by the Corporation in its sole discretion).

(b)	The obligation of the Corporation pursuant to subsection 2.1(a)to comply with the request of the Requesting Holders for a Demand Qualification is subject to the Corporation being entitled to postpone the filing of such prospectus or registration statement otherwise required to be prepared and filed by it pursuant hereto (or withdraw any prospectus or registration statement that has been filed by it pursuant hereto), in each case for a reasonable period of time (not to exceed 90 days nor more than twice in any 365 day period) if the Corporation delivers a certificate within 10 days of its receipt of such Demand Notice signed by its Chief Executive Officer or other senior executive officer or director stating that, in the good faith judgment of the Corporation’s board of directors, the Qualification and sale of the Demand Qualifiable Securities would be seriously detrimental to the Corporation or its shareholders. The Corporation will not register any securities for its own account or that of any other securityholder of the Corporation during any such 90-day period.

(c)

If during the Qualification Period the Corporation proposes to file a prospectus in Canada or, subject to Section 2.2(b), a registration statement in the United States, in order to permit the Qualification of its Common Shares to be issued pursuant to an underwritten offering for its own account or for the account of any holder of Common Shares, in a form and manner that, with appropriate changes, would permit the Qualification of Qualifiable Securities under such prospectus and/or registration statement, the Corporation will give reasonably prompt notice of its intention to do so to the Holders and will use all reasonable efforts to include in the proposed distribution such number of Qualifiable Securities (the “Piggy Back Qualifiable Securities”, and together with any Demand Qualifiable Securities, the “Designated Qualifiable Securities”) as any Holder will request (such Qualification hereinafter referred to as a “Piggy Back Qualification”, and together with any Demand Qualification, a “Secondary Qualification”) within 20 days (except in the case of a “bought deal” where the Holders will have only six hours to make such request if given two days advance notice of such transaction) after the giving of such notice, upon the same terms (including the method of distribution) as such distribution; provided that (i) the Corporation will not be required to include all such Piggy Back Qualifiable Securities in any such distribution by the Corporation if, in the case of an underwritten offering, the Corporation is advised in good faith and in writing by its managing underwriter or underwriters that the inclusion of any such Piggy Back Qualifiable Securities would likely, in their opinion, materially and adversely interfere with the orderly sale and distribution of the securities being offered by the Corporation or any such other securityholder, in which case first, the number of Common Shares of any other securityholder of the Corporation exercising such rights will be reduced as necessary on a pro-rata basis, and second, the number of Piggy Back Qualifiable Securities will be reduced as necessary on a pro-rata basis, (ii) the Corporation may at any time prior to the issuance of a receipt for such final prospectus or the effectiveness of any such registration statement pursuant to which the securities are to be sold, at its sole discretion and without the consent of the Holders, withdraw such prospectus and registration statement and abandon the proposed distribution in which the Holders have requested to participate, provided that the Corporation will pay, to the extent not prohibited by the Securities Laws, the Qualification Expenses in connection with such withdrawn prospectus or registration statement. The failure of a Holder to respond within the periods referred to in the immediately preceding sentence will be deemed to be a waiver of the Holder’s rights under this subsection 2.1(c) with respect to such Piggy Back Qualification. A Holder may also waive its rights under this subsection 2.1(c) by giving written notice to the Corporation. No Qualification of Qualifiable Securities under this subsection 2.1(c) will relieve the Corporation of its obligations to effect a Demand Qualification pursuant to subsection 2.1(a) hereof. The Holders will be entitled to unlimited Piggy Back Qualifications.

(d)	Notwithstanding the other provisions of this Section 2.1, the Corporation shall not be obligated to effect a Demand Qualification if within five (5) Business Days after receiving a Demand Notice, the Corporation notifies the holders of all Demand Qualifiable Securities of its intention to file a prospectus in Canada, or, subject to Section 2.2(b), a registration statement in the United States in order to permit the Qualification of the issuance by the Corporation of its Common Shares for an underwritten public offering and within ninety (90) days after providing such notice, files a prospectus (or registration statement, if applicable) for such offering. In such case, the holders shall have all the rights provided herein as if no such Demand Notice had been requested (including, for greater certainty any Piggy Back Qualification). If at any time the Corporation fails to pursue diligently such prospectus or offering, the provisions of the preceding sentence shall not apply and the Corporation shall be obligated to satisfy its obligations Section 2.1(a). With respect to such offering, the Corporation shall have sole authority to select or terminate the employment of underwriters, and to make all decisions in connection with the filing, effectiveness and consummation of the proposed offering, subject to the express provisions hereof.

2.2 Qualification

(a)	The Corporation will effect a Secondary Qualification in Canada by way of a short-form prospectus prepared pursuant to the POP System if, at the time of such Secondary Qualification, the Corporation is a POP Issuer and is able to do so in all of the jurisdictions in which the Secondary Qualification is to be effected, it being acknowledged that the Corporation will only be required to effect a Secondary Qualification by way of a short-form prospectus in the provinces or territories of Canada in which it is then a reporting issuer or the equivalent. For greater certainty, it is acknowledged that in the event that the Corporation is not a POP Issuer or is unable to utilize the POP System in one or more jurisdictions in which the Demand Qualification is to be effected, the Corporation will proceed by way of long-form prospectus. Notwithstanding the foregoing, the Corporation will not be obligated to proceed by way of a long-form prospectus if it agrees to effect a Secondary Qualification of such Designated Qualifiable Securities in the United States in accordance with the provisions of subsection 2.2(b).

(b)	Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to effect a Demand Qualification in the United States until six (6) months following (i) the date on which the Corporation’s initial registration statement of its Common Shares under the 1933 Act is declared effective with the SEC or the Common Shares are listed on a national securities exchange or automated quotation system in the United States and (ii) the Corporation registers the class of Common Shares with the SEC under the 1934 Act (“U.S. Registration”). Thereafter, upon receipt of a demand notice under Section 2.1(a), the Corporation will effect a Secondary Qualification in the United States by way of a registration statement on Form F-1 or on such other form as will be available to enable the Holders to sell the Designated Qualifiable Securities in compliance with the Securities Laws of the United States. In the event that after U.S. Registration, the Corporation is no longer a reporting issuer in Canada, the Corporation shall not be obligated to effect a Demand Qualification or a Piggy Back Qualification in Canada.

2.3 Selection of Underwriters

Upon being requested to provide an underwritten Demand Qualification, the Corporation will, with the approval of the Requesting Holders (not to be unreasonably withheld), select the investment banker(s) and manager(s) to effect the distribution in connection with such Demand Qualification.

2.4 Qualification Expenses

Except as expressly provided below, the Corporation will pay all Qualification Expenses in connection with a Secondary Qualification, including the reasonable fees and expenses of the Holders’ legal counsel. The Holders will be solely responsible for the underwriting or other broker-dealer commissions and fees payable in respect of the sale of the Designated Qualifiable Securities by netting from the proceeds of the sale of such Designated Qualifiable Securities any underwriting or other broker-dealer commissions or fees before payment of the net proceeds to the selling Holder(s). The Corporation will not be obligated to reimburse the Holders for the fees and expenses of more than one U.S. and one Canadian law firm in connection with any Secondary Qualification and the fees of any other counsel or any other advisors to the Holders will be the sole responsibility of the Holders.

ARTICLE 3

REGISTRATION PROCEDURES

3.1 Procedures

Subject to Section 2.1(d), upon receipt of a request from the Requesting Holders pursuant to section 2.1, the Corporation will, subject to and in accordance with section 2.1, effect the Secondary Qualification as requested and, in particular, the Corporation will promptly:

(a)

effect the Secondary Qualification in one or more Canadian provinces or territories in which the Corporation is then a reporting issuer or the equivalent, prepare and file (in any event within 45 days after the later of (x) the date the request for Secondary Qualification has been delivered to the Corporation or (y) the commencement of the Qualification Period) a preliminary prospectus under and in compliance with the Securities Laws of each Canadian jurisdiction in which the Secondary Qualification is to be effected and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and will, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the Securities Laws of such Canadian jurisdiction a prospectus, and obtain receipts therefor and use its commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as possible and will take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution by registrants who comply with the relevant provisions of the Securities Laws of such Canadian Jurisdiction (provided that, before filing all such documents referred to in this subsection 3.1(a), the Corporation will furnish to the counsel to the Requesting Holders copies thereof and otherwise comply with section 4.1 hereof);

(b)	subject to Section 2.2(b), effect a Secondary Qualification in the United States, prepare and file (in any event within 45 days after the later of (x) the date the request for Secondary Qualification has been delivered to the Corporation or (y) the commencement of the Qualification Period) with the SEC a registration statement on Form F-1 or such other form as is permitted under Securities Laws of the United States from time to time, covering the distribution of all of the Designated Qualifiable Securities and such other related documents as may be necessary to be filed in connection with any such registration statement or other form and take all other steps and proceedings that may be necessary in order to permit the Qualification of the Designated Qualifiable Securities for distribution in the United States (provided that, before filing all such documents referred to in this subsection 3.1(b), the Corporation will furnish to the counsel to the Requesting Holders copies thereof and otherwise comply with section 4.1 hereof);

(c)	subject to Section 2.2(b), prepare and file with the applicable Commissions in the Canadian provinces and territories in which the Secondary Qualification is to be effected and, if applicable under Section 2.2(b), with the SEC, such amendments and supplements to such preliminary prospectus, final prospectus and registration statement, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Qualification of the Designated Qualifiable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of such final prospectus and registration statement, as applicable, until the time at which the distribution of the Designated Qualifiable Securities is completed (but such requirement will only extend for a maximum period of 60 days from the date of the effectiveness of the prospectus and/or registration statement, as applicable (the “Distribution Period”);

(d)	subject to Section 2.2(b), use commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Designated Qualifiable Securities covered by a registration statement under such other securities or “blue sky” laws of such jurisdictions of the United States, as designated by the Requesting Holders, acting reasonably, in the Demand Notice, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Distribution Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Distribution Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Designated Qualifiable Securities for sale in such jurisdictions; provided, however, that the Corporation will not be required in connection therewith or as a condition thereto to (A) qualify to do business as a foreign corporation or dealer in any jurisdiction where it would not otherwise be required to qualify but for this subsection 3.1(d), (B) subject itself to any taxation in any such jurisdiction, or (C) file a general consent to service of process in such jurisdiction (it being understood and agreed that the Corporation may be required to file a consent to service of process with respect to claims arising from the offering of Designated Qualifiable Securities). The Corporation will promptly notify the Holders of the receipt by the Corporation of any notification with respect to the suspension of the registration or qualification of any of the Designated Qualifiable Securities for sale under the securities or “blue sky” laws of any jurisdiction of the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

(e)	furnish to the Holders participating in such Qualification and the underwriter or underwriters of any such distribution if any, upon their request, such number of copies of such preliminary prospectus, final prospectus, registration statement and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as such Holders may reasonably request in order to facilitate the distribution of the Designated Qualifiable Securities;

(f)	furnish to the Holders participating in such Qualification, the underwriter or underwriters of any such distribution if any and such other persons as such Holders may reasonably specify:

(i)	an opinion of counsel to the Corporation addressed to the underwriter or underwriters of such distribution if any and dated the closing date of the distribution covering any opinion reasonably requested by the either of them, including, without limitation, as to the Corporation’s legal status and capacity, the Corporation’s authorized capital, the validity of the Designated Qualifiable Securities, the “eligibility for investment” of the Designated Qualifiable Securities, the enforceability of any underwriting agreement to which the Corporation is a party, and the Qualification of the Designated Qualifiable Securities; and

(ii)	such corporate certificates as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the underwriters may reasonably request;

(g)	immediately notify the Holders participating in such Qualification of the happening of any event during the Distribution Period as a result of which the preliminary prospectus, final prospectus or the registration statement, each as then in effect, would include a misrepresentation (insofar as such misrepresentation relates to or was made by the Corporation);

(h)	otherwise use its best efforts to comply with all applicable published policies, rules, regulations, forms, instruments, blanket orders and rulings of the applicable Commissions and, if applicable under Section 2.2(b), the SEC, and any stock exchange and over-the-counter market on which the Common Shares are then listed;

(i)	provide a transfer agent and registrar for such Common Shares no later than the closing date of the offering;

(j)	cause all such Designated Qualifiable Securities to be listed on each securities exchange or over-the-counter market on which the Common Shares are then listed;

(k)	if the distribution is an underwritten offering, enter into an underwriting agreement with the underwriter or underwriters for the distribution, such agreement to contain such representations and warranties by the Corporation and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements consistent with section 4.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Holders participating in such Qualification or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the distribution of the Designated Qualifiable Securities; and

(l)	in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or registration statement or any order suspending or preventing the use of any prospectus or registration statement or suspending the Qualification of any of the Designated Qualifiable Securities by such prospectus or registration statement in any applicable province or territory of Canada or in the United States, the Corporation will notify the Holders participating in such Qualification of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling.

3.2 Obligations of the Holders

In connection with any Secondary Qualification, the Holders participating in such Secondary Qualification will:

(a)	provide, in writing, such information with respect to such Holder including the number of securities of the Corporation held by such Holder as may be reasonably required by the Corporation to comply with the applicable Securities Laws in each jurisdiction in which the Secondary Qualification is to be effected;

(b)	if required under applicable Securities Laws, execute any certificate forming part of a preliminary prospectus, final prospectus, registration statement or similar document to be filed with the applicable Commissions or, if applicable under Section 2.2(b), the SEC;

(c)	immediately notify the Corporation of the happening of any event during the Distribution Period, as a result of which the preliminary prospectus, final prospectus or the registration statement, as in effect, would include a misrepresentation insofar as such misrepresentation relates to such Holder or relates to information provided by such Holder to the Corporation in writing for inclusion in the preliminary prospectus, final prospectus or the registration statement;

(d)	comply with all applicable published policies, rules, regulations, forms, instruments, blanket orders and rulings of the applicable Commissions and, if applicable under Section 2.2(b), the SEC, and any stock exchange and over-the-counter market on which the Common Shares are then listed and to otherwise comply with applicable Securities Laws; and

(e)	not effect or permit to be effected sales of Designated Qualifiable Securities or deliver or permit to be delivered any prospectus or registration statement in respect of such sale after notification by the Corporation of any order or ruling suspending the effectiveness of the prospectus or registration statement or after notification by the Corporation under subsection 3.1(g), until the Corporation advises such Holder that such suspension has been lifted or that it has filed an amendment to such prospectus or registration statement and has provided copies of such amendment to such Holder. Such Holder will, if so directed by the Corporation, deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies, then in such Holder’s possession of such prospectus covering the Designated Qualifiable Securities that was in effect at the time of receipt of such notice.

ARTICLE 4

DUE DILIGENCE; INDEMNIFICATION

4.1 Preparation; Reasonable Investigation

In connection with the preparation and filing of any preliminary prospectus, final prospectus or registration statement as herein contemplated, the Corporation will give the Holders and the underwriter or underwriters of such distribution, if any, and their respective counsel and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and will insert therein such material furnished to the Corporation in writing, which in the reasonable judgment of the Requesting Holders and their counsel should be included, and will, subject to the prior execution and delivery to the Corporation of reasonable confidentiality agreements, give each of them such reasonable and customary access to the Corporation’s books and records and such reasonable and customary opportunity to discuss the business of the Corporation with its officers and auditors as will be necessary in the reasonable opinion of the Requesting Holders, the underwriter or underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which the Requesting Holders, the underwriter or underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by law, a due diligence defense as contemplated by the Securities Laws of Canada and in order to enable such underwriters to execute any certificate required to be executed by them in Canada or the United States for inclusion in each such document.

4.2 Indemnification

(a)	By Corporation

The Corporation agrees to indemnify and hold harmless, to the extent permitted by law, the Holders, if applicable, and each Person who participates as an underwriter in the offerings or sale of the Designated Qualifiable Securities, their respective directors, officers, employees, partners, members, shareholders and agents and each Person who controls such Holder (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses (in each case, as they are incurred) arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, registration statement, any filing made in connection with the Qualification under the securities or other “blue sky” laws or any amendment thereto which contains or is alleged to contain, a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, the SEC, a court or other competent authority based upon any misrepresentation or alleged misrepresentation in the preliminary prospectus, the final prospectus, the registration statement, any amendment thereto or any other document filed in connection therewith or based upon any failure or alleged failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Holders or the underwriter or underwriters); and (iii) non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws in connection with a Secondary Qualification and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 4.2(a) has been furnished to the Corporation by the Holders in writing pursuant to subsection 3.2(a) or the underwriter or underwriters expressly for use therein; or (B) directly caused by any Holder’s or any underwriter’s failure to deliver to a purchaser of Designated Qualifiable Securities, a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws or (C) any amounts paid in settlement of any claim if such settlement is effected without the prior consent of the Corporation, which consent will not be unreasonably withheld, conditioned or delayed.

(b)	By Holders

Each of the Holders, severally and not jointly, agrees to indemnify and hold harmless, to the extent permitted by law, the Corporation and each Person who participates as an underwriter in the offering or sale of the Designated Qualifiable Securities, their respective directors, officers, employees, partners, members, stockholders and agents and each Person who controls the Corporation or such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses (in each case as they are incurred) arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, registration statement, any filing made in connection with the Qualification under the securities or other “blue sky” laws or any amendment thereto which has been furnished to the Corporation by such Holder in writing expressly for use therein pursuant to subsection 3.2(a) or section 4.1 which contains or is alleged to contain a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, the SEC, a court or other competent authority based upon (A) any misrepresentation or alleged misrepresentation in the preliminary prospectus, the final prospectus, the registration statement, any amendment thereto or any other document filed in connection therewith based upon any information or statement which has been furnished to the Corporation by the Holder in writing expressly for use therein pursuant to subsection 3.2(a) or section 4.1, or (B) any failure or alleged failure to comply with applicable Securities Laws by the Holder; and (iii) the Holder’s failure to deliver to a purchaser of Designated Qualifiable Securities, a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws, except in the case of any of the foregoing insofar as directly caused by the Corporation or any underwriter’s failure to deliver to a purchaser of Designated Qualifiable Securities a copy of the prospectus or the registration statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; or (B) any amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Holder, which consent will not be unreasonably withheld, conditioned or delayed.

(c)	Procedure

Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment, based upon the written advice of counsel, a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). The indemnified party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the indemnified party unless (i) the indemnifying party and the indemnified party will have mutually agreed to the retention of such other counsel; or (ii) the indemnifying party fails to assume the defence of the claim within 15 Business Days of receiving notice as contemplated herein. In addition, an indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, based upon the written advice of counsel, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim and then only to the extent necessary to deal with the issue in conflict, and provided further that if such counsel determines, acting reasonably, that it requires a legal firm qualified in another jurisdiction to assist it with the defence of such claim, the indemnifying party will also be responsible for such reasonable fees and expenses of such additional legal firm. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(d)	Survival; Contribution

Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten offering, the indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason under this section 4.2, the Corporation and the Holders participating in such Qualification will contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative benefits and relative fault of the Corporation and such Holders in connection with the event giving rise to liability. The relative benefits shall be deemed to be in the same proportion as the total proceeds (net of discounts and commissions but before deducting expenses) received by the Corporation and the selling Holders. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the misrepresentation or alleged misrepresentation relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such misrepresentation; provided, however that, in any case, (1) no Holder will be required to contribute any amount in excess of the public offering price of all such Holder’s Qualifiable Securities offered and sold by such Holder, and (2) no Person guilty of fraudulent misrepresentation (within the meaning of the 1933 Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, and provided, further, that, in no event will a Holder’s liability pursuant to this subsection 4.2(d), when combined with the amounts paid or payable by such Holder pursuant to subsection 4.2(b), exceed the proceeds from the distribution actually received by such Holder.

ARTICLE 5

GENERAL

5.1 No Inconsistent Agreements

The Corporation represents and warrants to the Holders that it has not entered into any agreement (after taking into account any amendment thereof or waiver relating thereto) which is inconsistent with or violates the rights granted to the Holders pursuant to this Agreement. The Corporation covenants that it will not, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Corporation that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any registration only to the extent that the inclusion of such securities will not reduce the number of the Qualifiable Securities that are included.

5.2 Remedies

Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

5.3 Amendments and Waivers

This Agreement will not be amended, waived or varied in its terms by oral agreement or by representations or otherwise without the prior written consent of each of the Corporation and each of the Holders.

5.4 Assignment

This Agreement and the rights and obligations of the parties hereto will bind and enure to the benefit of each of the parties hereto and their successors. The rights under this Agreement may be assigned by a Holder to a transferee of Qualifiable Securities that is (i) an Affiliate of such Holder; provided that such transferee agrees in a written instrument to the Corporation to be bound by and subject to the terms and conditions of this Agreement. Nothing contained in this section 5.4 will be deemed to increase the number of Demand Qualifications provided pursuant to subsection 2.1(a).

5.5 Term

This Agreement will expire upon the end of the Qualification Period with regard to all Holders, provided that in all cases the obligations of the parties under section 4.2 hereof will survive the expiry of this Agreement.

5.6 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, will be severed from this Agreement, and the balance of this Agreement will be enforceable in accordance with its terms.

5.7 Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party will impair any such right, power or remedy of such non-breaching party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of the party of any provisions or conditions of this Agreement, must be made in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the parties, will be cumulative and not alternative.

5.8 Descriptive Headings

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.9 Governing Law; Submission to Jurisdiction

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns and submits to the jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

5.10 Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement will be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

(a)	In the case of the Corporation:

P.O. Box 2108

Alice, Texas

78333

Attention: —

Fax:         (361) 664-0599

With a copy, which shall not constitute notice, to:

Winstead PC

24 Waterway Avenue

Suite 500

The Woodlands, Texas

77380

Attention: R. Clyde Parker, Jr.

Fax: (281) 681-5901

With a copy, which shall not constitute notice, to:

Bennett Jones LLP

4500 Bankers Hall East

855 – 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention: Paul M. Farion

Fax: (403) 265-7219

(b)	In the case of the Holders:

In the case of West Face LP, West Face USA LP and West Face Master LP (each as defined in the Subscription Agreement):

c/o West Face Capital Inc.

2 Bloor Street East

Suite 810

Box #85

Toronto, ON M4W 1A8

Attention: Peter Fraser

Fax: (647) 724-8910

With a copy, which shall not constitute notice, to:

McCarthy Tétrault LLP

Suite 5300

Toronto Dominion Bank Tower

Toronto-Dominion Centre

Toronto, ON M5K 1E6

Attention: Andrew Parker

Fax: (416) 868-0673

or at such other address or fax number of which the addressee may from time to time notify the addressor. Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above will be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice will be deemed to have been given and received on the next Business Day. Any notice sent by prepaid registered mail will be deemed to have been given and received on the sixth Business Day following the date of its mailing. In the event of any disruption, strike or interruption in the Canadian or United States postal service after mailing and prior to receipt and deemed receipt of any such notice, notice will be deemed to be received on the sixth Business Day following full resumption of the postal service. Any notice transmitted by facsimile will be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice will be deemed to have been given and received on the first Business Day after its transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

By the Corporation FORBES ENERGY SERVICES LTD

By:
Name:
Title:

By the Holders WEST FACE LONG TERM OPPORTUNITIES LIMITED PARTNERSHIP by its advisor, WEST FACE CAPITAL INC.

By:
Name:
Title:

WEST FACE LONG TERM OPPORTUNITIES (USA) LIMITED PARTNERSHIP by its advisor, WEST FACE CAPITAL INC.

By:
Name:
Title:

WEST FACE LONG TERM OPPORTUNITIES MASTER FUND L.P. by its advisor, WEST FACE CAPITAL INC.

By:
Name:
Title:

SCHEDULE A

HOLDERS

West Face Long Term Opportunities Limited Partnership

West Face Long Term Opportunities (USA) Limited Partnership

West Face Long Term Opportunities Master Fund L.P.

CERTIFICATE OF DESIGNATION

OF

SERIES B SENIOR CONVERTIBLE PREFERRED SHARES

OF

FORBES ENERGY SERVICES LTD.

Pursuant to the authority conferred upon the board of directors (the “Board of Directors”) of Forbes Energy Services Ltd. (the “Company”) by its bye-laws (the “Bye-laws”) a series of preferred shares, par value $0.01 each (shares of any authorized series, the “Preference Shares”) be and it hereby is established, in the number and having the designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Senior Convertible Preferred Shares” (the “Series B Preferred Shares”) and the number of shares constituting such series shall be eight hundred and twenty-five thousand (825,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, and subject to the Companies Act 1981 (the “Act”), the holders of Series B Preferred Shares shall be entitled to receive out of funds legally available for the purpose, preferential dividends in an amount per share (rounded to the nearest cent) equal to five percent (5%) of the Series B Original Issue Price (as defined in paragraph 2(B) of this Section 2) (or $1.25) per annum per share, payable quarterly on the [        ] day of February, May, August and November, respectively (the “Quarterly Payment Date”), in each year during which any Series B Preferred Shares remain issued and outstanding (the “Preferential Dividends”). The Preferential Dividends shall accrue from the Issuance Date (as defined in paragraph 8(A) of Section 8), whether or not declared; shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of capital stock of the Company that is junior to the Series B Preferred Shares including, for greater certainty, the Series A Junior Participating Preferred Shares described in the Company’s rights agreement with CIBC Mellon Trust Company, as rights agent (the “Series A Junior Participating Preferred Shares”), and the common shares, par value $0.01 each (the “Common Shares”) of the Company. Except with the consent in writing of the holders of the Series B Preferred Shares, no dividend will at any time be declared and paid on or set apart for payment on any other class or series of capital stock of the Company that ranks in parity with the Series B Preferred Shares (the “Parity Shares”) in any quarter unless the Preferential Dividends on all the Series B Preferred Shares outstanding prior to such payment have been declared and paid through the most recent Quarterly Payment Date either prior to or coincidental with the payment of such dividends on the Parity Shares. The Preferential Dividends shall be payable, at the sole election of the Company, (i) in cash or (ii) in kind in the form of additional Series B Preferred Shares (with an issue price equal to the Series B Original Issue Price).

(B) If the Company elects to pay a Preferential Dividend in kind in the form of additional Series B Preferred Shares, subject to paragraph 7(D) of Section 7, the Company shall issue and deliver to each holder of the Series B Preferred Shares certificates representing the number of additional Series B Preferred Shares equal to the Preferential Dividend not paid in cash divided by twenty-five dollars ($25.00) (the “Series B Original Issue Price”). Subject to paragraph 7(D) of Section 7, any fractional share owing such holder of Series B Preferred Shares shall be held by the Company and paid in the form of a whole share when any fractional shares owed to such holder of Series B Preferred Shares equal at least one whole share and any such fractional shares thereafter to be held and accounted for by the Company in accordance with generally accepted accounting principles until paid as a whole share or shares. The Company shall at all times when the Series B Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock such number of its duly authorized Series B Preferred Shares as shall be sufficient to pay in kind all unpaid and potential Preferential Dividends that the outstanding Series B Preferred Shares (and any Series B Preferred Shares that may be issued as Preferential Dividends) may accrue prior to the Maturity Date (as defined in Section 10) (the “Potential In-Kind Dividends”). If at any time the number of authorized but unissued Series B Preferred Shares shall not be sufficient to pay the Potential In-Kind Dividends, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Series B Preferred Shares to such number of shares as shall be sufficient for such purposes, including, amending this Certificate of Designation pursuant to Section 12.

(C) Notwithstanding the foregoing, in the event that (i) the payment of a Preferential Dividend in cash would cause the Company to violate a covenant (“Cash Restriction”) under any of the agreements governing the Company’s debt facilities in existence on the Issuance Date (as defined in Section 8), as subsequently amended, supplemented, modified or replaced (the “Debt Agreements”), and (ii) the payment of a Preferential Dividend in kind would trigger a change of control provision in any of the Debt Agreements (“In-Kind Restriction”), the Company’s obligation to pay, in cash or in kind, Preferential Dividends would be suspended until the earlier to occur of and, with respect to subparagraph (a), only to the extent, (a) the Cash Restriction or the In-Kind Restriction is removed or lapses in applicability, or (b) February 16, 2015. During any period of time when the payment of Preferential Dividends is suspended, the Series B Preferred Shares shall continue to accrue and accumulate Preferential Dividends.

Section 3. Voting Rights.

(A) The holders of Series B Preferred Shares shall not be entitled to any voting rights, except as provided in paragraph 3(B) of this Section 3, the Bye-laws or otherwise under the Act.

(B) If the Preferential Dividends accrued on the Series B Preferred Shares for eight or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid in full, either in cash or in kind, the holders of record of the Series B Preferred Shares shall be entitled to notice of any shareholder meeting in accordance with the Bye-Laws and each holder of Series B Preferred Shares shall in such event be entitled to vote with the holders of the Common Shares, upon all matters presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), to cast the number of votes equal to the number of whole Common Shares into which the Series B Preferred Shares held by such holder are convertible (as set out in Section 7) as of the record date for determining shareholders entitled to

2

vote on such matter (the “Preferential Voting Rights”). Except as provided by law or elsewhere herein, holders of Series B Preferred Shares shall vote together with the holders of Common Shares as a single class.

(C) The voting rights provided in paragraph 3(B) of this Section 3 shall cease upon payment in full, in cash or in kind, by the Company of all the dividends then in arrears to which the holders are entitled on the Series B Preferred Shares.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends have not been paid through the most recent Quarterly Payment Date, thereafter and until all such unpaid Preferential Dividends on Series B Preferred Shares outstanding shall have been paid in full or set aside for payment on the date declared for payment, and in addition to any and all other rights which any holder of Series B Preferred Shares may have in such circumstances, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares;

(ii) declare or pay dividends on or make any other distributions on any Parity Shares, other than in accordance with paragraph 2(A) of Section 2;

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity shares in exchange for any shares of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Shares; or

(iv) purchase or otherwise acquire for consideration any Series B Preferred Shares, or any shares ranking on a parity with the Series B Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

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(C) While any Series B Preferred Shares remain issued and outstanding, the Company shall not issue any series of Preference Shares with rights and privileges senior to or greater than those of the Series B Preferred Shares.

Section 5. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued Preference Shares, without designation as to series, and such shares may be reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board of Directors in accordance with the Bye-laws.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares including, for greater certainty, the Series A Junior Participating Preferred Shares and the Common Shares of the Company, unless the holders of Series B Preferred Shares shall have received, subject to adjustment as provided in Section 8, an amount equal to the Series B Original Issue Price per share plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Shares, unless simultaneously therewith distributions are made ratably on the Series B Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Shares are entitled under clause (i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series B Preferred Shares may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i) of the foregoing sentence is hereinafter referred to as the “Liquidation Amount.”

Section 7. Conversion Rights.

(A) Each of the Series B Preferred Shares shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into thirty-six (36) fully paid and nonassessable Common Shares (the “Conversion Rate”). Such Conversion Rate shall be subject to adjustment as provided in Section 8 below. In the event of a Redemption Notice (as defined below) of any Series B Preferred Shares pursuant to Section 9, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of the Liquidation Amount to the holders of Series B Preferred Shares.

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(B) Notwithstanding anything herein, no holder of Series B Preferred Shares shall be entitled to effect and no holder shall effect any conversion of Series B Preferred Shares to the extent that after giving effect to such conversion and taking into account any Common Shares already owned by such holder (together with the holder’s affiliates), the holder (together with the holder’s affiliates) would beneficially own twenty percent (20%) or more of the number of Common Shares outstanding immediately after giving effect to such conversion.

(C) No fractional Common Shares shall be issued upon conversion of the Series B Preferred Shares. In lieu of any fractional Common Share to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value (as defined below), unless the Company determines, in its sole discretion, that such cash payment would cause the Company to be in violation of a Debt Agreement, in which case any fractional Common Share to which the holder would otherwise be entitled shall be forfeited. For the purpose hereof, the fair market value of a Common Share (the “Common Share Fair Market Value”) shall be determined by:

(i) its trailing five (5) day volume weighted average trading price of the Common Shares on the date immediately preceding the date of conversion of such Series B Preferred Shares on (a) the Toronto Stock Exchange (the “TSX”), converted into U.S. dollars at the average noon rate for converting Canadian dollars into U.S dollars as quoted by the Bank of Canada (or, if no longer available, by another institution selected by the Board of Directors) during such five (5) day trading period; or (b) on such other market or exchange as the Common Shares may then trade, in the event that the Common Shares are not then traded on the TSX; or

(ii) the Board of Directors in good faith, in the event that the Common Shares are not then traded on any market or exchange;

(D) In order for a holder of Series B Preferred Shares to voluntarily convert Series B Preferred Shares into Common Shares, such holder shall request from the Company the total number of Common Shares outstanding and the Conversion Rate, as adjusted pursuant to Section 8, if applicable. The chief executive officer or chief financial officer of the Company shall provide the holder with such information as soon as reasonably practicable, but in any event within one (1) business day after receipt of notice of the request. After receiving this information from the Company, the holder desiring to convert shall, within one (1) business day, provide the Company with a certificate, in the form attached hereto as Exhibit A (the “Conversion Certificate”), certifying (i) the number of Common Shares currently held by such holder (together with such holder’s affiliates), (ii) the number of Series B Preferred Shares that the holder elects to convert, (iii) the name or the names of the nominees in which such holder wishes the certificate or certificates of Common Shares to be issued and the number of Common Shares that will be held by such holder and such holder’s affiliates after the conversion and (iv) whether, based on the number of Common Shares outstanding represented by the Company, the conversion complies with paragraph (B) of this Section 7. Together with the Conversion Certificate, the holders should provide the Company with the certificate or certificates for such Series B Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company

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on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company’s transfer agent for the Series B Preferred Shares (or at the principal office of the Company if the Company serves as its own transfer agent for the Series B Preferred Shares).

Absent manifest error on the Conversion Certificate, the close of business on the date of receipt by the Company’s transfer agent (or by the Company if the Company serves as its own transfer agent) of such Conversion Certificate and such Series B Preferred Share certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”) and the Company shall cause the Company’s transfer agent for its Common Shares to, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Series B Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Series B Preferred Shares represented by the surrendered certificate that were not converted into Common Shares, (b) if required by paragraph 7(C) of this Section 7, pay in cash such amount as provided therein in lieu of any fraction of a Common Share otherwise issuable upon such conversion and (c) pay in cash or in kind (as provided in Section 2) all dividends (accumulated but unpaid through the Conversion Time) on the Series B Preferred Shares converted. Business day means any day, other than a Saturday or a Sunday, upon which banks are open for business in Toronto, Ontario and Houston, Texas. If the Company elects to pay such accumulated but unpaid dividends in kind, the holder submitting the Series B Preferred Shares for conversion under this Section 7 shall be deemed to have also submitted for conversion the Series B Preferred Shares otherwise payable under this subparagraph (b) (the “In-Kind Share Conversion”), which In-Kind Share Conversion will be added to the other Series B Preferred Shares of such holder submitted for conversion for purposes of the fractional share calculation under subparagraph (b) of this paragraph 7(D) of Section 7, if applicable. The Common Shares issuable upon conversion of the Series B Preferred Shares submitted for conversion under this Section 7 (along with any such shares that are deemed to be converted under this Section 7) shall be deemed to be outstanding of record as of the date on which the Conversion Time occurs.

(E) The Company shall at all times when the Series B Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares (including any In-Kind Share Conversion); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of Common Shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Bye-laws. Before taking any action which would cause an adjustment to the Conversion Rate such that the Series B Original Issue Price per share divided by the Conversion Rate would be less than the then par value of the Common Shares issuable upon conversion of the Series B Preferred Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Shares at such adjusted Conversion Rate.

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(F) All Series B Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Shares in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in paragraph 7(C) of this Section 7 and to receive payment of any dividends pursuant to paragraph 7(D)(iii) of this Section 7. Upon any such conversion, no adjustment to the Conversion Rate shall be made for any accumulated but unpaid dividends on the Series B Preferred Shares surrendered for conversion or on the Common Shares delivered upon conversion.

(G) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series B Preferred Shares pursuant to this Section 7. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the Series B Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 8. Certain Reclassifications and Other Events.

(A) If the Company shall at any time or from time to time after May     , 2010 (the “Issuance Date”) effect a subdivision of the outstanding Common Shares, the Conversion Rate in effect immediately before that subdivision shall be proportionately increased so that the number of Common Shares issuable on conversion of each Series B Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Company shall at any time or from time to time after the Issuance Date consolidate the outstanding Common Shares, the Conversion Rate in effect immediately before the consolidation shall be proportionately decreased so that the number of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding.

(B) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Conversion Rate in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(i) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution, and

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(ii) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph (C) of Section 8 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Shares simultaneously receive a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(C) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property (excluding cash), then and in each such event the holders of Series B Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(D) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Shares (but not the Series B Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (B) and (C) of this Section 8), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation, each Series B Preferred Share shall thereafter be convertible in lieu of the Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one Series B Preferred Shares immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Series B Preferred Shares, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Shares.

(E) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend payable in cash, which is greater in value than five percent (5%), on a cumulative basis over the previous twelve months prior to such making, issuing or fixing, of the then current Common Share Fair Market Value, then and in each such

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event the holders of Series B Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend payable in cash in an amount equal to the amount in excess of five percent (5%) of the then current Common Share Fair Market Value per Common Share they would have received if all outstanding Series B Preferred Shares had been converted into Common Shares on the date of such event.

(F) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Shares is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Shares (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Rate then in effect, and (ii) the number of Common Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Shares.

(G) In the event:

(i) the Company shall take a record of the holders of its Common Shares (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Shares of the Company; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Series B Preferred Shares a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Shares (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Shares and the Common Shares. Such notice shall be sent at least thirty (30) days prior to the record date or effective date for the event specified in such notice.

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(H) Adjustments to the Series B Preferred Shares required by the provisions of this Section 8 shall be effective as of the time at which the event requiring such adjustments occurs.

Section 9. Optional Redemption.

(A) The Series B Preferred Shares may be redeemed by the Company, at its election, out of funds lawfully available therefor, at any time after the third anniversary of the Issuance Date, provided that at the time written notice of redemption is provided to the holders of the Series B Preferred Shares the Common Shares have a Common Share Fair Market Value that is greater than 120% of the Series B Issue Price per share divided by the number of Common Shares issuable on conversion of each Series B Preferred Share under the applicable Conversion Rate. The Series B Preferred Shares shall be redeemed by a cash payment equal to the Series B Original Issue Price per share, plus the cash amount of any accumulated and unpaid dividends thereon (the “Redemption Price”) to the date on which the Company proposes to pay the Redemption Price (the “Redemption Date”). Before making any redemption, the Company shall mail by certified or registered mail, return receipt requested, to each record holder of any Series B Preferred Shares, at the address shown on the Company’s records, a written notice (the “Redemption Notice”) stating the number of Series B Preferred Shares that the Company proposes to redeem, the Redemption Price, the Redemption Date, and the place at which the shares to be redeemed shall be surrendered for the Redemption Price. The Redemption Notice must be mailed not more than 60 days nor less than 30 days prior to the redemption.

(B) If less than all outstanding Series B Preferred Shares are to be redeemed, the number of Series B Preferred Shares to be redeemed from each holder thereof under this Section 9 shall be the greatest whole number generated by multiplying the total number of Series B Preferred Shares held by such holder by a fraction, the numerator of which shall be the total number of Series B Preferred Shares to be redeemed and the denominator of which shall be the total number of Series B Preferred Shares then outstanding. On and after the Redemption Date specified in the Redemption Notice, each holder of Series B Preferred Shares called for redemption as aforesaid, upon presentation and surrender at the place designated in such notice of the certificate or certificates representing the Series B Preferred Shares to be redeemed (or a properly executed affidavit of lost securities), properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive the Redemption Price thereof. From and after the Redemption Date specified in the Redemption Notice, unless default shall be made by the Company in payment of the Redemption Price, all dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, such shares shall not be deemed to be outstanding for any purposes whatsoever, and the rights of the holders thereof shall be solely limited to the right receive payment of the Redemption Price. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 10. Mandatory Redemption. On the seventh anniversary of the date of issuance (the “Maturity Date”), the Company shall redeem any Series B Preferred Shares then

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outstanding at the applicable Redemption Price. For the purpose of this Section 10, the Redemption Price may, at the election of the Company, be paid in cash or Common Shares, valued for such purpose at 95% of the Common Share Fair Market Value.

Section 11. Ranking. Unless otherwise provided in the Bye-laws of the Company or the rights relating to a subsequent series of Preference Shares of the Company ranking pari passu with the Series B Preferred Shares, the Series B Preferred Shares shall rank senior to all other series of the Company’s Preference Shares and to the Common Shares as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

Section 12. Amendment. Except as contemplated herein, the provisions hereof and the Bye-laws of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series B Preferred Shares without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of 66 2/3% of the outstanding Series B Preferred Shares, voting together as a single class. Notwithstanding the foregoing, in the event that the authorized but unissued Series B Preferred Shares shall not be sufficient to pay the Potential In-Kind Dividends pursuant to paragraph 2(B) of Section 2, without a vote of the holders of the Series B Preferred Shares, the Company may amend this Certificate of Designation of the Series B Preferred Shares to increase the number of shares constituting the Series B Preferred Shares as necessary to ensure there are sufficient authorized but unissued Series B Preferred Shares to pay the Potential In-Kind Dividends.

Section 13. Currency. As used herein, reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

Section 14. Notice. All notices given pursuant to this certificate of designation shall be done in the manner prescribed in the subscription agreement (including the requirement to provide copies to counsel) whereby the Series B Preferred Shares were originally issued.

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EXHIBIT A

Conversion Certificate

Date:

CURRENT HOLDINGS OF COMMON SHARES
Holder
Name:	Number of shares:
Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

PROPOSED CONVERSION OF SERIES B PREFERRED SHARES
Holder
Name:	Number of shares:
Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

CONVERSION RATE, AS ADJUSTED, IF APPLICABLE

HOLDINGS OF COMMON SHARES AFTER PROPOSED CONVERSION (ASSUMING IN-KIND SHARE CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)
Holder
Name:	Number of shares:
Affiliates of Holder
Name:	Number of shares:
Name:	Number of shares:
Total:

PERCENTAGE OF COMMON SHARES HELD AFTER PROPOSED CONVERSION (ASSUMING IN-KIND SHARE CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)
Total number of Common Shares held by the holder and its affiliates after proposed conversion:
Total number of Common Shares outstanding:[1]
Percentage ownership of the holder and its affiliates:		%

[1]

Utilizing information provided by the chief executive officer or chief financial officer of the Company pursuant to paragraph 7(D) of Section 7 of the Certificate of Designation of the Series B Preferred Shares.

NAME AND NUMBER OF SHARES TO BE PLACED ON COMMON SHARE CERTIFICATES
Name:	Number of shares:
Name:	Number of shares:
Name:	Number of shares:
Total:

I,                     ,                     of the holder, certify for an on behalf of the holder, and not in my personal capacity and without personal liability to me, that the foregoing is true and correct as of the date written above and that, based on the number of Common Shares outstanding communicated to holder by the Company, the proposed conversion complies with paragraph (B) of the Section 7 the Certificate of Designation of the Series B Preferred Shares.

[INSERT NAME OF HOLDER]

By:

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